                                                              EXHIBIT (a)(1)(A)
                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      of
                   AUTOLOGIC INFORMATION INTERNATIONAL, INC.
                                      at
                             $7.127 Net Per Share
                                      by
                          AUTOLOGIC ACQUISITION CORP.
                         a wholly-owned subsidiary of
                               AGFA CORPORATION
                         a wholly-owned subsidiary of
                               AGFA-GEVAERT N.V.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 31, 2001, UNLESS EXTENDED.

  THE OFFER (AS HEREINAFTER DEFINED) IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN IMMEDIATELY PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES (THE "SHARES") OF COMMON STOCK, $0.01 PAR VALUE PER SHARE, OF AUTOLOGIC INFORMATION INTERNATIONAL, INC. (THE "COMPANY"), THAT WOULD REPRESENT A MAJORITY OF THE OUTSTANDING SHARES ENTITLED TO VOTE ON A FULLY-DILUTED BASIS, AFTER GIVING EFFECT TO THE EXERCISE OR CONVERSION OF ALL OUTSTANDING OPTIONS, WARRANTS AND SECURITIES EXERCISABLE OR CONVERTIBLE INTO OR EXCHANGEABLE FOR SHARES OF THE COMPANY AS OF THE OFFER CLOSING DATE. STOCKHOLDERS WHO HOLD OUTSTANDING SHARES REPRESENTING MORE THAN A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY-DILUTED BASIS HAVE AGREED TO TENDER AND NOT WITHDRAW THEIR SHARES IN THE OFFER, AND IT IS THEREFORE LIKELY THAT THE CONDITION SET FORTH ABOVE WILL BE SATISFIED. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE "INTRODUCTION" AND SECTIONS 1 AND 15 HEREOF.

  THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER DATED AS OF SEPTEMBER 25, 2001 (THE "MERGER AGREEMENT") BY AND AMONG AGFA CORPORATION ("PARENT"), AUTOLOGIC ACQUISITION CORP. ("MERGER SUB") AND THE COMPANY, THE STOCKHOLDERS' AGREEMENT DATED SEPTEMBER 25, 2001 (THE "STOCKHOLDERS' AGREEMENT") BY AND AMONG PARENT, MERGER SUB, THE COMPANY AND THE EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY, THE STOCKHOLDER'S AGREEMENT DATED SEPTEMBER 25, 2001 (THE "VOLT STOCKHOLDER'S AGREEMENT") BY AND AMONG PARENT, MERGER SUB, THE COMPANY AND VOLT INFORMATION SCIENCES, INC. ("VOLT") AND THE TRANSACTION OPTION AGREEMENT DATED AS OF SEPTEMBER 25, 2001 (THE "TRANSACTION OPTION AGREEMENT") BY AND BETWEEN PARENT AND THE COMPANY.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY (A) DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, (B) APPROVED THE TENDER OFFER CONTEMPLATED IN THE MERGER AGREEMENT AND RECOMMENDED TO THE STOCKHOLDERS OF THE COMPANY THAT THEY ACCEPT THE TENDER OFFER AND TENDER THEIR SHARES PURSUANT THERETO, (C) RECOMMENDED THAT THE STOCKHOLDERS OF THE COMPANY VOTE IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT (IF REQUIRED) AT ANY MEETING OF THE COMPANY'S STOCKHOLDERS THAT MAY BE CALLED TO CONSIDER ADOPTING THE MERGER AGREEMENT AND (D) APPROVED AND DECLARED ADVISABLE EACH OF THE MERGER AGREEMENT, THE STOCKHOLDERS' AGREEMENT, THE VOLT STOCKHOLDER'S AGREEMENT AND THE TRANSACTION OPTION AGREEMENT. IN ADDITION, A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY COMPRISED SOLELY OF INDEPENDENT DIRECTORS HAS (X) DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY (OTHER THAN VOLT) AND (Y) RECOMMENDED TO THE COMPANY'S ENTIRE BOARD OF DIRECTORS THAT IT APPROVE THE EXECUTION AND DELIVERY AND PERFORMANCE OF EACH OF THE MERGER AGREEMENT, THE STOCKHOLDERS' AGREEMENT, THE VOLT STOCKHOLDER'S AGREEMENT AND THE TRANSACTION OPTION AGREEMENT.

                                   IMPORTANT

  Any stockholder of the Company desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the accompanying Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal with the certificates representing the tendered Shares, and all other required documents, to The Bank of New York, the depositary for the Offer, or follow the procedure for book-entry transfers set forth in Section 3, "Procedures for Tendering Shares," or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

  Any stockholder of the Company who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedure for book-entry transfers on a timely basis or who cannot deliver all required documents to the depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedures set forth in Section 3, "Procedures for Tendering Shares."

  Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent for the Offer, by calling (888) 750-5834 (toll free) or writing to the Information Agent at 501 Madison Avenue, New York, NY 10022. Additional copies of this Offer to Purchase, the Letter of Transmittal, the related Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                                October 3, 2001

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE OFFER......................................   i

INTRODUCTION...............................................................   1

THE OFFER..................................................................   5

   1. Terms of the Offer; Expiration Date..................................   5

   2. Acceptance for Payment and Payment for Shares........................   7

   3. Procedures for Tendering Shares......................................   8

   4. Withdrawal Rights....................................................  10

   5. Certain United States Federal Income Tax Consequences................  11

   6. Price Range of Shares; Dividends on the Shares.......................  13

   7. Effect of Offer on Market for Shares; NASDAQ National Market Listing;
      SEC Registration; Margin Regulations.................................  13

   8. Certain Information Concerning the Company...........................  14

   9. Certain Information Concerning Merger Sub, Parent and Agfa-Gevaert...  15

  10. Source and Amount of Funds...........................................  17

  11. Background of Offer..................................................  17

  12. Purpose of the Offer; The Merger; Plans for the Company..............  21

  13. The Transaction Documents............................................  24

  14. Dividends and Distributions..........................................  40

  15. Certain Conditions to Merger Sub's Obligations.......................  40

  16. Certain Regulatory and Legal Matters.................................  41

  17. Fees and Expenses....................................................  43

  18. Miscellaneous........................................................  43

ANNEX I--DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUB, PARENT AND AGFA-
         GEVAERT N.V.......................................................   I

                     QUESTIONS AND ANSWERS ABOUT THE OFFER

  Autologic Acquisition Corp. is offering to purchase all of the outstanding common stock of Autologic Information International, Inc. for $7.127 per share, net to you in cash, without interest. The following are some of the questions you, as a stockholder of Autologic Information International, Inc. (for purposes of these Questions and Answers, "Autologic"), may have about the offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this "Questions and Answers about the Offer" section is not complete. Additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

  Our name is Autologic Acquisition Corp. We are a Delaware corporation formed for the purpose of making an offer to purchase all of the outstanding shares of common stock of Autologic and subsequently being merged with and into Autologic. To date, we have carried on no activities other than in connection with the offer. We are a wholly-owned subsidiary of Agfa Corporation, a Delaware corporation, which is, in turn, a wholly-owned subsidiary of Agfa-Gevaert N.V., a company organized under the laws of Belgium. Agfa-Gevaert N.V. produces and distributes an extensive range of analog and digital imaging systems, mainly for the graphic industry, the medical world, non-destructive testing, photography and consumer digital imaging. Agfa Corporation serves as Agfa-Gevaert N.V.'s base for its U.S. sales operations and certain of its manufacturing, research and other operations. See the "Introduction" to this Offer to Purchase and Section 9, "Certain Information Concerning Merger Sub, Parent and Agfa-Gevaert."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

  We are seeking to purchase all of the outstanding shares of common stock of Autologic. See the "Introduction" to this Offer to Purchase and Section 1, "Terms of the Offer; Expiration Date."

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

  We are offering to pay $7.127 per share, net to you in cash, without interest. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or other nominee tenders your shares on your behalf, your broker or nominee may charge you a fee, and we will not be responsible for paying that fee. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase. Under the terms of our offer, if the tender of shares to us results in a withholding tax obligation, we are entitled to satisfy that obligation, and to treat any withholding taxes paid to a tax authority as having been delivered to you. All transfer taxes associated with the tender of your shares will be your responsibility.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

  Yes. We will obtain all necessary funds to purchase all shares validly tendered and not withdrawn, as well as to complete the merger, from our parent, Agfa Corporation, or one of its affiliates, including Agfa-Gevaert, N.V., its parent company. We anticipate that these funds will be obtained from existing resources, which may include existing credit facilities. See Section 10, "Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

  No. We do not believe our financial condition is relevant to your decision. We base this conclusion on several factors. We are paying you cash for your shares. The offer is not subject to any financing condition. The offer is for any and all of the then outstanding shares of common stock of Autologic Information International, Inc. See Section 10, "Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER INTO THE OFFER?

  Unless the offer is extended, you will have until the expiration of the offer at 12:00 midnight, New York City time, on Wednesday, October 31, 2001, to tender your shares into the offer. We will purchase all properly tendered shares on the expiration date if the conditions to the offer are then met. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1, "Terms of the Offer; Expiration Date," and Section 3, "Procedures for Tendering Shares."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

  Subject to the terms of the merger agreement, we can extend the offer. We have agreed in the merger agreement that:

  . in our sole discretion, we may extend the offer in connection with an increase in the consideration to be paid pursuant to the offer as required to comply with applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission.

  . in our sole discretion, we may from time to time extend the offer beyond any scheduled expiration dates for individual extension periods not exceeding ten business days each if at the time of the scheduled expiration or any extension of the offer, any of the conditions to our offer are not satisfied or waived in accordance with the merger agreement until such conditions are satisfied or waived, as long as such conditions are still reasonably capable of being satisfied prior to the termination of the merger agreement and the failure to satisfy any of the conditions is not directly or indirectly caused by us or our parent corporation, Agfa Corporation, but in no event may we extend the offer beyond the termination of the merger agreement in accordance with its terms.

  . in our sole discretion, we may extend the offer for one or more periods beyond any scheduled expiration or extension date, not to exceed twenty business days in the aggregate, if at the time all conditions to the offer have been satisfied or waived but the number of shares validly tendered and not withdrawn represents less than 90% of the then issued and outstanding shares of common stock of Autologic on a fully-diluted basis (in connection with the offer, "fully-diluted" means as of any date, the number of shares of Autologic common stock then outstanding, together with all shares of Autologic common stock which Autologic may be required to issue pursuant to obligations outstanding at that date under employee stock option or similar benefits plans, warrants or otherwise).

  . if all conditions to the offer have been satisfied or waived, we will accept for payment and pay for all shares validly tendered and not withdrawn at that time, and we may provide a "subsequent offering period" during which stockholders whose shares have not been accepted for payment may tender, but not withdraw, their shares and receive the offer consideration of $7.127 per share. We are not permitted under the federal securities laws to provide a subsequent offering period of less than three or more than twenty business days.

  Our rights and obligations to extend the offer are subject to the rights of Agfa Corporation and Autologic to terminate the merger agreement. For more details on our ability to extend the offer, see Section 1, "Terms of the Offer; Expiration Date" and Section 13, "The Transaction Documents."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  If the offer is extended past 12:00 midnight, New York City time, on Wednesday, October 31, 2001, we will make a public announcement of the new expiration date not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire and will inform The Bank of New York, the depositary for the offer, of that fact. See
Section 1, "Terms of the Offer; Expiration Date."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

  We are not obligated to purchase any shares that are validly tendered unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents a majority of the then outstanding shares of Autologic on a fully-diluted basis. We call this condition the "Minimum Tender Condition." Stockholders who hold outstanding shares representing more than a majority of the shares of common stock of Autologic outstanding on a fully-diluted basis have already agreed to tender and, subject to certain conditions, not withdraw their shares in the offer, and it is therefore likely that the Minimum Tender Condition will be satisfied. See Section 13, "The Transaction Documents."

  The offer is also subject to a number of other conditions. See Section 1, "Terms of the Offer; Expiration Date," and Section 15, "Certain Conditions to Merger Sub's Obligations."

HOW DO I TENDER MY SHARES?

  To tender your shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to The Bank of New York, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Bank of New York. If you are unable to deliver any required document or instrument to the depositary by the expiration of the offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3, "Procedures for Tendering Shares."

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

  You may withdraw tendered shares at any time before the offer expires at 12:00 midnight, New York City time, on Wednesday, October 31, 2001. If the stated expiration date of the offer is extended, you may withdraw tendered Shares at any time before the new date and time of expiration. This right to withdraw will not apply to the subsequent offering period, if one is included. See Section 1, "Terms of the Offer; Expiration Date," and Section 4, "Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  To withdraw previously tendered shares, you must deliver a notice of withdrawal with the required information to the depositary while you still have the right to withdraw the shares. See Section 4, "Withdrawal Rights."

WHAT DOES AUTOLOGIC'S BOARD OF DIRECTORS THINK OF THE OFFER?

  We are making the offer pursuant to the merger agreement agreed to among Agfa Corporation, us and Autologic. Autologic's board of directors has unanimously (i) determined that the merger is fair to, and in the best interests of, the stockholders of Autologic; (ii) approved the tender offer contemplated in the merger agreement and recommended that you accept the tender offer and tender your shares of Autologic common stock pursuant thereto; (iii) recommended that you vote in favor of adoption of the merger agreement (if required) at any meeting of stockholders of Autologic that may be called to consider adopting the merger agreement; and (iv) approved and declared advisable each of the (A) merger agreement, (B) stockholder's agreement among Agfa Corporation, us, Volt Information Sciences, Inc. (Autologic's majority stockholder) and Autologic, (C) stockholders' agreement among Agfa Corporation, us, Autologic and the directors and executive officers of Autologic, and (D) the transaction option agreement between Agfa Corporation and Autologic. In addition, a special committee of Autologic's board of directors comprised solely of directors who are not employees, officers, directors (other than directors of Autologic), appointees, nominees or affiliates of Autologic, Volt Information Sciences, Inc. (Autologic's majority stockholder), Agfa Corporation or us or any of our or their affiliates, has (x) determined that the offer and the merger are fair to, and in the best interests of, the stockholders of Autologic (other than Volt Information Sciences, Inc., Autologic's majority stockholder) and (y) recommended to Autologic's entire board of directors that it approve the merger agreement and the other agreements contemplated by the merger agreement. See the "Introduction" to this Offer to Purchase.

HAVE ANY STOCKHOLDERS AGREED TO TENDER THEIR SHARES?

  Yes. Stockholders, including Volt Information Sciences, Inc. (Autologic's majority stockholder), who hold outstanding shares of Autologic common stock representing over a majority of the shares of Autologic common stock outstanding on a fully-diluted basis, which is an amount in excess of the Minimum Tender Condition, have agreed to tender and not withdraw their shares in the offer. See the "Introduction" to this Offer to Purchase.

WILL AUTOLOGIC CONTINUE AS A PUBLIC COMPANY?

  No. If the merger takes place, Autologic will no longer be publicly owned. Even if the merger does not occur, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares may no longer be eligible to be traded on the Nasdaq National Market or any other securities exchange, there may not be a public trading market for the shares, and Autologic may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See Section 7, "Effect of Offer on Market for Shares; Nasdaq National Market Listing; SEC Registration; Margin Regulations."

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL SHARES OF AUTOLOGIC ARE NOT TENDERED IN THE OFFER?

  If we accept for payment and pay for a majority of the shares of Autologic on a fully-diluted basis, we will be merged with and into Autologic. If that merger takes place, Agfa Corporation will own all of the shares of Autologic, and all other persons who were stockholders of Autologic immediately prior to the merger will receive $7.127 per share in cash, or any higher price per share that is paid in the offer, subject to any appraisal or dissenters' rights described below. See the "Introduction" to this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. As described above, if the merger does not take place, the number of stockholders and the number of shares of Autologic that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for Autologic common stock. Also, as described above, Autologic may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 7, "Effect of Offer on Market for Shares; Nasdaq National Market Listing; SEC Registration; Margin Regulations."

  Stockholders of Autologic do not have appraisal or dissenters' rights in connection with the offer. However, if the merger is consummated, stockholders of Autologic who hold their shares through the effective time of the merger who do not vote in favor of the merger and comply with all statutory requirements will have the right to demand appraisal of, and receive payment in cash of the fair value of, their Autologic shares outstanding immediately prior to the effective date of the merger in accordance with Section 262 of the Delaware General Corporation Law. See Section 12, "Purpose of the Offer; The Merger; Plans for the Company."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  On September 25, 2001, the last trading day before we announced the signing of the merger agreement, the last sale price of Autologic common stock reported on the Nasdaq National Market was $3.25 per share. We encourage you to obtain recent quotations for shares of Autologic common stock in deciding whether to tender your shares. See Section 6, "Price Range of Shares; Dividends on the Shares."

WHAT ARE THE PRINCIPAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

  The receipt of cash for shares pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells shares pursuant to the offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the offer or exchanged for cash pursuant to the merger. See Section 5, "Certain United States Federal Income Tax Consequences" for more detailed information.

TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT THE OFFER?

  You may call Innisfree M&A Incorporated at (888) 750-5834 (toll free). Innisfree M&A Incorporated is acting as the information agent for the offer.

To the Holders of Common Stock of
AUTOLOGIC INFORMATION INTERNATIONAL, INC.:

                                 INTRODUCTION

  Autologic Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of Agfa Corporation, a Delaware corporation ("Parent"), which, in turn, is a wholly-owned subsidiary of Agfa-Gevaert N.V., a company organized under the laws of Belgium ("Agfa-Gevaert"), hereby offers to purchase all of the outstanding shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Autologic Information International, Inc., a Delaware corporation (the "Company"), at a purchase price of $7.127 per share, net to the seller in cash, without interest (the "Offer Consideration"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (this Offer to Purchase and the Letter of Transmittal, and any amendments or supplements hereto or thereto collectively constitute the "Offer").

  Merger Sub is a corporation newly-formed by Parent in connection with the Offer and the transactions contemplated by the Merger Agreement (as hereinafter defined). For information concerning Merger Sub, Parent and Agfa-Gevaert, see Section 9, "Certain Information Concerning Merger Sub, Parent and Agfa-Gevaert."

  Tendering stockholders who are record owners of their Shares and who tender directly to the Depositary (as hereinafter defined) will not be obligated to pay brokerage fees or commissions with respect to the purchase of Shares by Merger Sub pursuant to the Offer. Tendering stockholders will be obligated to pay stock transfer taxes with respect to the purchase of shares by Merger Sub pursuant to the Offer. Stockholders who hold their Shares through a broker or other nominee should consult such institution as to whether it charges any service or brokerage fees because none of Merger Sub, Parent or Agfa-Gevaert will be responsible for those fees. Merger Sub will pay all fees and expenses of The Bank of New York (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") for their respective services in connection with the Offer and the Merger (as defined below). See Section 17, "Fees and Expenses."

  The Company's board of directors has unanimously (i) determined that the Merger is fair to, and in the best interests of, the stockholders of the Company; (ii) approved the Offer contemplated in the Merger Agreement and recommended to the stockholders of the Company that they accept the Offer and tender their Shares pursuant thereto; (iii) recommended that the stockholders of the Company vote in favor of adoption of the Merger Agreement (if required) at any meeting of the Company's stockholders that may be called to consider adopting the Merger Agreement; and (iv) approved and declared advisable each of the Merger Agreement, the Volt Stockholder's Agreement, the Stockholders' Agreement and the Transaction Option Agreement (each as hereinafter defined). In addition, a special committee of the Company's board of directors (the "Special Committee") comprised solely of directors who are not employees, officers, directors (other than directors of the Company), appointees, nominees or affiliates of the Company, Volt (as defined below), Parent or Merger Sub or any of their affiliates, has (x) determined that the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company (other than Volt Information Sciences, Inc., a New York corporation and majority stockholder of the Company ("Volt")) and (y) recommended to the Company's entire board of directors that it approve the execution and delivery and performance of the Merger Agreement, the Stockholders' Agreement, the Volt Stockholder's Agreement and the Transaction Option Agreement.

  The board of directors of the Company has received the written opinion of Morgan Lewis Githens & Ahn, Inc. ("Morgan Lewis"), the Company's financial advisor, dated September 24, 2001, that, as of that date, and based on and subject to the various assumptions, limitations and qualifications set forth therein, the $7.127 per Share to be received by the holders of Shares pursuant to the Offer and the Merger was fair from a financial point of view to such holders. In addition, the Special Committee has received the written opinion of The Seidler Companies Incorporated ("Seidler"), the Special Committee's financial advisor, dated September 24, 2001, that, as of that date, and based on and subject to the various assumptions, limitations and qualifications set forth therein, the $7.127 per Share to be received by the holders of Shares pursuant to the Offer and the Merger other than Volt was fair from a financial point of view to such holders. Copies of the foregoing opinions are set forth in full as annexes to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 ("Schedule 14D-9"), which is being mailed to the Company's stockholders, and stockholders are urged to read these opinions in their entirety.

  The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn immediately prior to the expiration of the Offer that number of Shares (the "Minimum Number of Shares") that would represent a majority of the Shares that are then outstanding on a "fully-diluted" basis (the "Minimum Tender Condition"). In connection with the Offer, "fully-diluted" means, as of any date, the number of shares of the Company's Common Stock then outstanding, together with all shares of the Company's Common Stock which the Company may be required to issue pursuant to obligations outstanding at that date under employee stock option or similar benefits plans, warrants or otherwise. The Offer is also subject to the satisfaction of certain other conditions. See Section 15, "Certain Conditions to Merger Sub's Obligations."

  Parent, Merger Sub and the Company entered into an Agreement and Plan of Merger dated as of September 25, 2001 (the "Merger Agreement"). The Merger Agreement provides for the commencement by Merger Sub of the Offer. Provided sufficient Shares are acquired by Merger Sub, and subject to the terms and conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation") as a wholly-owned subsidiary of Parent. In the event Merger Sub acquires at least 90% of the Shares, Merger Sub will complete a short-form merger pursuant to Section 253 of the General Corporation Law of the State of Delaware (the "DGCL") in order to effect the Merger. If Merger Sub is unable to acquire at least 90% of the Shares, but does acquire at least the Minimum Number of Shares and the Merger Agreement has not been terminated in accordance with its terms, the Company will hold a stockholders' meeting in accordance with the DGCL and the rules and regulations of the United States Securities and Exchange Commission (the "SEC") in order to effect the Merger. At any such stockholders' meeting, all of the Shares then owned by Parent and Merger Sub and any of their subsidiaries or affiliates will be voted to approve the Merger. At the time when the Merger becomes effective (the "Effective Time"), each remaining outstanding Share (other than Shares owned by Parent, Merger Sub or the Company immediately prior to the Effective Time) will be converted automatically into the right to receive the Offer Consideration. See Section 12, "Purpose of the Offer; The Merger; Plans for the Company." Pursuant to the Transaction Option Agreement, the Company has granted Parent an irrevocable option to purchase from the Company up to a number of shares equal to 19.9% of the Shares outstanding (before Parent's exercise of such option) exercisable if, after giving effect to Parent's exercise of such option and as a result of such exercise, Parent and Merger Sub will collectively own at least 90% of the Shares on a fully-diluted basis.

  Based on information provided by the Company to Parent and other publicly-available information, as of September 25, 2001, there were 6,026,770 Shares outstanding on a fully-diluted basis. Based on the foregoing, Merger Sub believes that on a fully-diluted basis approximately 3,013,386 Shares must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Tender Condition to be satisfied. See Section 1, "Terms of the Offer; Expiration Date." Stockholders who hold 3,400,700 outstanding Shares, an amount in excess of the Minimum Tender Condition, have already agreed to tender and not withdraw their Shares in the Offer. The number of Shares required to be validly tendered and not withdrawn in order to satisfy the Minimum Tender Condition will increase to the extent additional Shares were or are issued by the Company after September 25, 2001. The Company's ability to issue, sell or authorize any new Shares or rights, warrants or options to acquire any new Shares is limited by the terms of the Merger Agreement.

  Concurrently with the execution and delivery of the Merger Agreement, Parent and Merger Sub entered into a Stockholders' Agreement dated September 25, 2001 (the "Stockholders Agreement") with the Company and William Shaw, Alvin J. Brunner, Anthony F. Marrelli, Jerome Shaw, EuGene L. Falk, James J. Groberg, Paul H. McGarrell and Leroy M. Bell (together, the "Minority Stockholders"). As of September 25, 2001, the Minority Stockholders held an aggregate of 600 Shares and, based on information provided to Parent from the Company, also held options, warrants or other securities convertible into or exercisable for an aggregate of 75,000 additional Shares. Pursuant to the Stockholders' Agreement, the Minority Stockholders have, among other things, agreed to validly tender and not withdraw their Shares (and any additional Shares of which they may become the beneficial owner) and to vote the Shares held by them in favor of the Merger, the execution and delivery of the Merger Agreement and the actions contemplated thereby at any meeting (or written consent) of the holders of Common Stock and have granted a proxy to Parent with respect to their Shares, which permits Parent to vote the Shares at any meeting (or written consent) for the Merger and as further set forth in the Stockholders' Agreement.

  Concurrently with the execution and delivery of the Merger Agreement, Parent and Merger Sub also entered into a Stockholder's Agreement dated September 25, 2001 (the "Volt Stockholders Agreement") with the Company and Volt (Volt together with the Minority Stockholders, the "Stockholders"). As of September 25, 2001, Volt held an aggregate of 3,400,100 Shares. Based on information provided to Parent from the Company and Volt, held no options, warrants or other securities convertible into or exercisable for any additional Shares. Pursuant to the Volt Stockholder's Agreement, Volt has, among other things, agreed to validly tender and not withdraw its Shares and to vote the Shares held by it (and any additional Shares of which it may become the beneficial owner) in favor of the Merger, the execution and delivery of the Merger Agreement and the actions contemplated thereby at any meeting (or written consent) of the holders of Common Stock and have granted a proxy to Parent with respect to their Shares, which permits Parent to vote those Shares at any meeting (or written consent) for the Merger and as further set forth in the Volt Stockholder's Agreement. In addition, Volt granted Parent an irrevocable option (the "Volt Option"), exercisable only if the Merger Agreement is terminated in accordance with certain of its terms (See Section 13, "The Transaction Documents--The Stockholder's Agreement--Option"), to purchase one-third of the Shares (rounded down to the nearest whole Share) held by Volt on the date of the Volt Stockholders' Agreement at an exercise price per share equal to the Offer Consideration. The Volt Option will become exercisable, in the case of a competing Acquisition Proposal (as defined in Section 13, "The Transaction Documents--The Volt Stockholder's Agreement--Option") structured as a tender offer, at 9:00 a.m. on the business day immediately preceding the date such competing tender offer is scheduled to expire or, in the event of a competing Acquisition Proposal not structured as a tender offer, at 9:00 a.m. on the business day immediately preceding the day any meeting of the Company's stockholders is scheduled to be held to consider such competing Acquisition Proposal (or if action is being taken by written consent, the effective date of such written consent). The Volt Option will terminate upon the earlier of
(i) the consummation of a competing Acquisition Proposal, (ii) in the case of a competing Acquisition Proposal structured as a tender offer, six hours before the time such competing tender offer (including any extensions) is scheduled to expire, (iii) in the case of any other competing Acquisition Proposal, six hours before the time any meeting of the Company's stockholders is scheduled to be held to consider such competing Acquisition Proposal, or
(iv) the first anniversary of termination of the transaction relating to the Acquisition Proposal which led to the termination of the Merger Agreement.

  Also concurrently with the execution and delivery of the Merger Agreement, Parent and the Company entered into a Transaction Option Agreement dated as of September 25, 2001 (the "Transaction Option Agreement") pursuant to which the Company granted Parent an irrevocable option, exercisable from time to time, to purchase from the Company up to a number of shares equal to 19.9% of the number of Shares of the Company's Common Stock issued and outstanding immediately prior to the exercise of such option (before giving effect to Parent's exercise of such option) at a per share exercise price equal to the Offer Consideration if, after giving effect to the exercise of such option and as a result of such exercise, the number of Shares then owned by Parent and Merger Sub would represent at least 90% of the Shares outstanding on a fully-diluted basis. The Transaction Option Agreement will terminate upon the earlier of the Effective Time or termination of the Merger Agreement for any reason.

  In connection with the Merger, the Company also entered into a lease (the "Lease") with Volt Realty Two, Inc., a Nevada corporation and a wholly-owned subsidiary of Volt, as landlord (the "Landlord"), for the property located at 1050 Rancho Conejo Boulevard, Thousand Oaks, California 91320 (the "Premises"), which is the current site of the Company's headquarters and main manufacturing facility. The Lease term (the "Term") will become effective and commence upon the earlier to occur of (i) the purchase by Merger Sub of a majority of the outstanding Shares (on a fully-diluted basis) of the Company pursuant to the Offer and (ii) the Effective Time, and the Term will end on December 31, 2002, subject to the Company's right to extend the original Term on the same terms, conditions, covenants and agreements as are contained in the Lease for two successive periods of three months each. Under the terms of the Lease, the Company will pay rent at the current annual rate of $776,304.00, payable monthly in equal installments. The Company will be responsible for the payment of all real estate taxes imposed on the Premises and all utilities and services which are provided to the Company at its request during the Term. Under the terms of the Lease, the Company will be required to maintain the Premises and all improvements thereon in as good condition as the first date of the Term, except for (w) reasonable wear and tear, (x) damage by fire or other casualty, (y) eminent domain and (z) damage caused by the negligence or willful misconduct of the Landlord, its agents, employees and contractors, and except with respect to structural items and systems replacements, which will be the responsibility of the Landlord. During the Term and for a period of six years thereafter, the Company must secure and carry (a) a policy of commercial general liability insurance covering the Company on a claims-made basis in an amount not less than $5,000,000 for claims based on bodily injury (including death), personal injury and property damage relating to the Premises, which policy must identify Landlord as an additional insured and contain a cross-liability endorsement, and (b) a policy of insurance covering all of the Company's furniture, equipment, trade fixtures, supplies and personal property located within the Premises for direct risk of physical loss in an amount and value not less than one hundred percent of their full replacement value with a $100,000 deductible. The Landlord will be required to secure and carry insurance policies covering all buildings located on the Premises for risk of physical loss (including earthquake coverage) in an amount equal to 100% of the full replacement value of such buildings and any improvements therein with a commercially reasonable deductible and covering loss of rent for up to one year; provided, that the Company is required to reimburse Landlord for the cost of such insurance policies. The Lease has been entered into on substantially the same economic terms as those contained in the existing lease for the Premises between Landlord and the Company.

                                   THE OFFER

  This Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

1. TERMS OF THE OFFER; EXPIRATION DATE.

  Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Merger Sub will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with Section 4, "Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, October 31, 2001, unless Merger Sub extends the period of time for which the Offer is open in accordance with the terms of the Merger Agreement, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Merger Sub (other than any extension with respect to a Subsequent Offering Period, described below), expires.

  Extension of Offer. Merger Sub may, in its sole discretion, extend the Offer
(i) at any time in connection with an increase in the consideration to be paid pursuant to the Offer, as required to comply with applicable rules, regulations, interpretations or positions of the SEC, (ii) for individual extension periods not exceeding ten business days if at the time of any Expiration Date, any of the conditions to the Offer described in Section 15, "Certain Conditions to Merger Sub's Obligations" (collectively, the "Offer Conditions") are not satisfied or waived in accordance with the Merger Agreement until such Offer Conditions are satisfied or waived, as long as such Offer Conditions are then still reasonably capable of being satisfied prior to the termination of the Merger Agreement and the failure to satisfy any of such Offer Conditions was not directly or indirectly caused by Merger Sub or Parent; provided, that in no event may Merger Sub extend the Offer beyond the termination of the Merger Agreement in accordance with its terms, and (iii) for one or more periods beyond any Expiration Date, not to exceed twenty days in the aggregate, if at the time of such any such extension all Offer Conditions have been satisfied or waived but the number of shares validly tendered and not withdrawn represents less than 90% of the then issued and outstanding shares of Common Stock of the Company on a fully-diluted basis. Merger Sub's rights and obligations to extend the Offer as described in this paragraph are subject to Merger Sub's, Parent's and the Company's rights to terminate the Merger Agreement. Merger Sub may extend the Offer by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that Merger Sub will exercise its right to extend the Offer.

  Subsequent Offering Period. Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), permits Merger Sub, subject to certain conditions (including that Merger Sub immediately accepts and promptly pays for all Shares tendered in the Offer), to provide a subsequent offering period following the expiration of the Offer on the Expiration Date (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from at least three and up to twenty business days in length, beginning after Merger Sub purchases Shares tendered in the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Consideration. Merger Sub may provide for a Subsequent Offering Period without the consent of the Company. During a Subsequent Offering Period, Merger Sub will promptly purchase and pay for all Shares tendered during such Subsequent Offering Period at the same price paid in the Offer.

  Modification of Offer; Waiver of Offer Conditions. In the Merger Agreement, Parent and Merger Sub have expressly reserved the right to amend or modify the terms of the Offer, except that neither Parent nor Merger Sub may, without the prior written consent of the Company, (i) decrease the Offer Consideration or change the form of consideration therefor or decrease the number of Shares sought pursuant to the Offer, (ii) change the Offer Conditions, (iii) impose additional conditions to the Offer, (iv) waive the Minimum Tender Condition,
(v) extend any Expiration Date of the Offer (except as set forth above under "Extension of Offer") or (vi) amend any term of the Offer in any manner adverse to holders of Shares.

  Delay or Termination of Offer. The Merger Agreement provides that, subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of the Offer Conditions as of any then scheduled Expiration Date, Merger Sub shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as permitted under applicable law after the expiration of the Offer. Other than as required by the Merger Agreement, and subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, Merger Sub expressly reserves the right to refuse acceptance for payment of any Shares, to pay for any Shares tendered or to postpone the acceptance for payment or payment for any shares tendered and terminate the Offer (whether or not any Shares have been purchased or paid for), upon the failure of any of the Offer Conditions as of the Expiration Date, unless any such failure of any of the Offer Conditions is a result of a material breach of the Merger Agreement by Merger Sub or Parent.

  Satisfaction of Offer Conditions. The Offer is conditioned upon satisfaction of the Minimum Tender Condition. The Offer is also subject to other terms and conditions. See Section 15, "Certain Conditions to Merger Sub's Obligations." As described in the "Introduction" to this Offer to Purchase, Merger Sub believes the Minimum Number of Shares is approximately 3,013,386. Stockholders who hold 3,400,700 outstanding Shares, an amount in excess of the Minimum Number of Shares, have already agreed to tender and not withdraw their Shares in the Offer, and it is therefore likely that the Minimum Tender Condition will be met. If the Minimum Tender Condition or any other Offer Condition has not been satisfied by 12:00 midnight, New York City time, on Wednesday, October 31, 2001 (or any other time then set as the Expiration Date), Merger Sub may elect (i) subject to the qualifications described above with respect to the extension of the Offer, to extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer, (ii) subject to complying with applicable rules and regulations of the SEC and the terms of the Merger Agreement, to waive all unsatisfied Offer Conditions (except the Minimum Tender Condition) and accept for payment all Shares so tendered and not extend the Offer, (iii) subject to the terms of the Merger Agreement, to amend the Offer, or (iv) subject to the terms of the Merger Agreement, to terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders.

  Public Announcements. Any extension of the period during which the Offer is open or any delay in acceptance for payment or payment, or termination or amendment of the Offer, or waiver of an Offer Condition, will be followed, as promptly as practicable, by a public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act or otherwise. Without limiting the obligation of Merger Sub under such rule or the manner in which Merger Sub may choose to make any public announcement, Merger Sub currently intends to make announcements by issuing a press release to one of the major U.S. wire services and making any appropriate filings with the SEC.

  Material Changes. If Merger Sub makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, Merger Sub will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price, in the percentage of securities sought or in a dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes, although a minimum of five business days from the date such a material change is first published or sent to security holders is generally considered appropriate. With respect to a change in price, in the percentage of securities sought or in a dealer's soliciting fee, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

  Disseminations to Stockholders. The Company has provided Merger Sub with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record owners of the

Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

  Business Day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Merger Sub will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn) promptly after expiration of the Offer. As discussed below, subject to compliance with Rule 14e-l(c) under the Exchange Act, Merger Sub expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 16, "Certain Regulatory and Legal Matters."

  For purposes of the Offer, Merger Sub will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Merger Sub gives oral followed by written notice to the Depositary of Merger Sub's acceptance of such Shares for payment. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Merger Sub and transmitting such payment to tendering stockholders whose Shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Merger Sub's obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in
Section 3, "Procedures for Tendering Shares," (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as hereinafter defined), and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agreed to be bound by the terms of the Letter of Transmittal and that Merger Sub may enforce such agreement against the participant.

  If, for any reason whatsoever (including the extension of the Offer), acceptance for payment of, or payment for, any Shares tendered pursuant to the Offer is delayed, or Merger Sub is unable to accept for payment, or pay for, Shares tendered pursuant to the Offer, then, without prejudice to Merger Sub's rights under the Offer, the Depositary may, nevertheless, on behalf of Merger Sub, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4, "Withdrawal Rights." However, the ability of Merger Sub to delay the payment for Shares that Merger Sub has accepted for payment is limited by (i) Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer (without affecting Merger Sub's right to pay for Shares tendered during any Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act), and (ii) the terms of the Merger Agreement, which requires that, subject to the terms thereof and of the Offer and the satisfaction or earlier waiver of all the Offer Conditions as of any then scheduled Expiration Date, Merger Sub will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as permissible under applicable law after expiration of the Offer. Subject to compliance with Rules 14e-1(c) and 14d-11 under the Exchange Act, Merger Sub expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 15, "Certain Conditions to Merger Sub's Obligations." Under no circumstances will interest be paid on the Offer Consideration to be paid by Merger Sub, regardless of any extension of the Offer or any delay in making such payment.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer because of an invalid tender or for any other reason, or if certificates are submitted evidencing more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to the Book-Entry Transfer Facility pursuant to the provisions of Section 3, "Procedures for Tendering Shares," such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

  If, prior to the Expiration Date, Merger Sub increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

  Merger Sub reserves the right to transfer or assign from time to time, in whole or in part, to one or more of its or Parent's affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the assigning party of its obligations to pay for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR TENDERING SHARES.

  Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or an Agent's Message in the case of a book-entry delivery) and any other required documents must be received by the Depositary at one of its addresses set forth on the Letter of Transmittal prior to the Expiration Date. In addition, either
(i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfers set forth below (and a Book-Entry Confirmation received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted.

  The method of delivery of certificates representing Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and sole risk of the tendering stockholder, and Shares will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

  Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on Letter of Transmittal prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedure described below, which procedure may require the delivery of a Letter of

Transmittal to the Depositary within three Nasdaq National Market trading days after the date of such Notice of Guaranteed Delivery. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

  Signature Guarantee. No signature guarantee is required on the Letter of Transmittal if the Shares tendered thereby are tendered (i) by the registered holder of Shares (which term, for such purposes, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) who has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange registered under Section 6 of the Exchange Act, by a member firm of the National Association of Securities Dealers, Inc., by a commercial bank or trust company having an office or correspondent in the United States or by any other "Eligible Guarantor Institution," as defined in Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for unpurchased Shares are to be issued or returned, to a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed instruments of transfer (such as stock powers), in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or instrument of transfer guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedure for book-entry transfers cannot be completed on a timely basis, such Shares may nevertheless be tendered if such tender complies with all of the following guaranteed delivery procedures:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Merger Sub herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all tendered Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market trading days after the date of such Notice of Guaranteed Delivery. If certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each such delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a Book-Entry Confirmation), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or an Agent's Message in connection with a book-entry delivery of Shares), and (iii) any other documents required by the Letter of Transmittal. Accordingly, in certain circumstances, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Merger Sub.

  Backup United States Federal Income Tax Withholding. To prevent United States federal income tax backup withholding with respect to payment of the purchase price of Shares purchased pursuant to the Offer, each stockholder must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal, or establish another basis for exemption from backup withholding. See Instruction 10 to the Letter of Transmittal.

  Determinations of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Merger Sub, in its reasonable discretion, and its determination will be final and binding on all parties. Merger Sub reserves the absolute right to reject any or all tenders of any Shares (i) that are determined by it not to be in proper form or (ii) the acceptance for payment of or payment for which may, in the opinion of Merger Sub or its counsel, be unlawful. Merger Sub also reserves the absolute right, in its reasonable discretion, to waive any of the Offer Conditions (other than as prohibited by the Merger Agreement, as described in Section 1, "Terms of the Offer; Expiration Date") or any defect or irregularity in the tender of any Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Merger Sub. None of Merger Sub, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Merger Sub's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding on all parties.

  Appointment. By executing the Letter of Transmittal as set forth above, a tendering stockholder will irrevocably appoint Eddy Rottie, Executive Vice President and Chief Financial Officer of Parent, and Robert K. Sarafian, Esq., Counsel and Assistant Secretary of Parent, as the attorneys-in-fact and proxies of such stockholder in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Merger Sub (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after September 25, 2001), including, without limitation, the right to vote such Shares in such a manner as such designees or their substitutes shall, in their reasonable discretion, deem proper. All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Merger Sub accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will be deemed ineffective). The designees of Merger Sub will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their reasonable judgment deem proper. Merger Sub reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Merger Sub or its designees must be able to exercise full voting rights with respect to such Shares, including voting at any meeting or written consent of stockholders then or thereafter scheduled.

  The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer as well as the tendering stockholder's representation and warranty that (i) the stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered and that, when the tendered Shares are accepted for payment and paid for by Merger Sub, Merger Sub will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, including irrevocable proxies, and (ii) the Shares tendered by the stockholder will not be subject to any adverse claim. Merger Sub's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Merger Sub upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedure set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn, pursuant to Section 14(d)(5) of the Exchange Act, at any time after December 3, 2001.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses or received via the facsimile number set forth on the Letter of Transmittal. Any notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfers set forth in Section 3, "Procedures for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3, "Procedures for Tendering Shares," at any time prior to the Expiration Date or during the Subsequent Offering Period, if any.

  Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

  If Merger Sub extends the Offer, or if purchase of or payment for Shares is delayed for any reason, or if Merger Sub is unable to purchase or pay for Shares for any reason, then, without prejudice to Merger Sub's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Merger Sub and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-l(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer, and subject to Merger Sub's obligations under the Merger Agreement. See Section 2, "Acceptance for Payment and Payment for Shares."

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Merger Sub, in its discretion, and its determination will be final and binding on all parties. None of Merger Sub, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

  The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, at any time and, therefore, the following statements and conclusions could be altered or modified. The discussion does not address holders of Shares in whose hands Shares are not capital assets, holders who hold Shares as part of a hedging, "straddle," conversion or other integrated transaction, holders who received Shares upon conversion of securities or exercise of warrants or other rights to acquire Shares or pursuant to the exercise of employee stock options or otherwise as compensation, holders of restricted shares received as compensation, or holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations, financial institutions, United States expatriates or non-U.S. persons). Furthermore, the discussion does not address any aspect of state, local or foreign taxation or estate and gift taxation.

  The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law. The following summary does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of the Company. Because individual circumstances may differ, each holder of Shares should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Offer and the Merger, including the application and effect of state, local and other tax laws. The following summary assumes that (i) the Company is not a "collapsible corporation" within the meaning of Section 341(b)(1) of the Code, and (ii) the Shares do not constitute "qualified small business stock" within the meaning of Section 1202(c) of the Code.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. As a taxable transaction, for United States federal income tax purposes, a holder of Shares generally will recognize gain or loss equal to the difference between the amount of cash received therefor and the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger. Gain or loss generally is determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. If the Shares exchanged constitute capital assets in the hands of the holder, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the holding period for the Shares exceeds one year. If the holding period for the Shares is one year or less, capital gains recognized by an individual will be treated as short term capital gains, and will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of capital losses to offset other items of income or gain.

  Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a 30.5% rate. Backup withholding generally applies if a holder (i) fails to furnish its social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to include a reportable interest or dividend payment on its United States federal income tax return or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that the holder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign holders if such foreign holders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each holder should consult such holder's own tax advisor as to its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

  All holders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Merger Sub and the Depositary). Foreign holders should complete and sign the main signature form and a statement, signed under penalties of perjury, attesting to that holder's exempt status (such forms can be obtained from the Depositary), in order to avoid backup withholding.

  EACH HOLDER SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND MERGER TO THEM, INCLUDING THE EFFECTS OF APPLICABLE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

6. PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES.

  The Company's Shares are quoted on the Nasdaq National market under the symbol "AIII." The following table sets forth the high and low sales prices per Share on the Nasdaq National Market during each fiscal quarter for the past two years, as reported in published financial sources.

                                                                   High   Low
                                                                  ------ ------
   Fourth Quarter, 2000 (ended October 29, 1999)................. $4.625 $2.250
   First Quarter, 2000 (ended January 28, 2000).................. $4.063 $2.000
   Second Quarter, 2000 (ended April 28, 2000)................... $4.250 $2.625
   Third Quarter, 2000 (ended July 28, 2000)..................... $3.500 $2.688
   Fourth Quarter, 2000 (ended November 3, 2000)................. $3.625 $2.250
   First Quarter, 2001 (ended February 4, 2001).................. $3.875 $2.000
   Second Quarter, 2001 (ended May 6, 2001)...................... $2.969 $2.250
   Third Quarter, 2001 (ended August 5, 2001).................... $4.140 $2.460
   Fourth Quarter, 2001 (through September 25, 2001)............. $4.000 $2.450

  On September 25, 2001, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the closing sale price per Share on the Nasdaq National Market was $3.250. Stockholders are urged to obtain current market quotations for the Shares and to review all information received by them from the Company, including the materials referred to in
Section 8, "Certain Information Concerning the Company."

  According to information supplied by the Company, to date, the Company has not declared any dividend or other distribution with respect to shares of its capital stock and has no present intention to do so. Pursuant to the Merger Agreement, the Company has agreed that, without the prior written consent of Parent, it will not declare, set aside or pay any dividend or other distribution on any shares of capital stock of the Company.

7. EFFECT OF OFFER ON MARKET FOR SHARES; NASDAQ NATIONAL MARKET LISTING; SEC REGISTRATION; MARGIN REGULATIONS.

  Market for the Shares. The purchase of Shares by Merger Sub pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares, if any, held by stockholders other than Merger Sub. Merger Sub cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Consideration.

  Nasdaq National Market Listing; SEC Registration. The Shares are currently listed and traded on the Nasdaq National Market, which constitutes the principal trading market for the Shares. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. for continued inclusion on the Nasdaq National Market. The maintenance for continued inclusion requires the Company to substantially meet one of two maintenance standards. The Company must have either (1)(a) at least 1,100,000 publicly held shares, (b) at least 400 shareholders of round lots, (c) a market value of at least $5 million, (d) a minimum bid price per Share of at least $1.00, (e) at least two registered and active market makers for its Shares and (f) net tangible assets of at least $4 million or stockholders' equity of at least $10 million (from and after November 1, 2002, the net tangible assets test will be eliminated and the Company must have stockholders' equity of at least $10 million), or (2)(a) at least 1,100,000 publicly held shares, (b) at least 400 shareholders of round lots, (c) a market value of at least $15 million, (d) either (i) a market capitalization of at least $50 million or (ii) total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years, (e) a minimum bid price per Share of at least $3.00 and (f) at least four registered and active market makers. For purposes of continued inclusion, shares held directly or indirectly by directors, officers or beneficial owners or more than 10% of the Shares are not considered to be publicly held. In response to the extraordinary market conditions following the tragedy of September 11, 2001, The Nasdaq Stock Market, Inc. has implemented an across-the-board moratorium suspending the foregoing minimum bid and public float requirements for continued listing on Nasdaq until January 2, 2002.

  If the Nasdaq National Market were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through other sources. The extent of a public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act (discussed below) and other factors.

  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are neither listed on a national securities exchange nor held of record by 300 or more persons. If such registration were terminated, the Company would no longer be legally required to disclose publicly in proxy materials distributed to stockholders the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the SEC under the Exchange Act; the officers, directors and 10% stockholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of Section 16(b) of the Exchange Act and the Company would no longer be subject to the proxy statement requirements of Section 14(a) of the Exchange Act in connection with stockholders' meetings or the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions; and the Shares would no longer be eligible for Nasdaq National Market reporting or for continued inclusion on the "margin list" of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company could be deprived of their ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").

  Merger Sub intends to cause the Company to seek delisting of the Shares from the Nasdaq National Market and to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the completion of the Merger.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit by using the Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

  Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. None of Merger Sub, Parent or Agfa-Gevaert has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, none of Merger Sub, Parent or Agfa-Gevaert assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Merger Sub, Parent and Agfa-Gevaert.

  The Company is a Delaware corporation with its principal executive offices located at 1050 Rancho Conejo Boulevard, Thousand Oaks, CA 91320, telephone number (805) 498-9611. According to the Company's Annual Report on Form 10-K (the "Company 10-K") for the fiscal year ended November 3, 2000, the Company was originally incorporated in Delaware on September 15, 1995 as Autologic, Incorporated and changed its name on November 8, 1995 to Autologic Information International, Inc. On January 29, 1996, Volt caused its wholly-owned California subsidiary, also named Autologic, Incorporated to be merged with and into the Company and simultaneously caused all of the capital stock of certain foreign subsidiaries of Volt (whose business was related to that of the Company) to be transferred to the Company. Also, on January 29, 1996, Information International, Inc., a publicly held company ("Triple I"), was merged with and into the Company, as a result of which the former owners of Triple I became the owners of 41% (with Volt owning 59%) of the then outstanding common stock of the Company.

  According to the Company 10-K, the Company and its subsidiaries design, develop, manufacture, assemble, integrate, market, sell, and service computerized image-setting, publication systems equipment and software that automate the various pre-press production steps in the publishing process. The Company believes it is an industry leader in pre-press systems. The Company's products are primarily marketed and sold to the newspaper publishing industry, the commercial printing industry and other organizations having internal publishing facilities. The Company has traditionally focused its efforts on high-volume and deadline-driven customers, such as newspapers, although it also sells to niche portions of the lower volume, less time-sensitive portion of the commercial publishing and electronic document transmission markets.

  Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's financial condition and results, directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements, and other information should be available for inspection at the SEC's Public Reference Room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies should be obtainable upon payment of the SEC's customary charges by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection and copying at the regional office of the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

9. CERTAIN INFORMATION CONCERNING MERGER SUB, PARENT AND AGFA-GEVAERT.

  Information Concerning Merger Sub. Merger Sub, a Delaware corporation, was recently incorporated for the purpose of making the Offer and consummating the Merger. All of the outstanding capital stock of Merger Sub is owned by Parent, a wholly-owned subsidiary of Agfa-Gevaert. Until immediately prior to the time it purchases Shares pursuant to the Offer, it is not anticipated that Merger Sub will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Since Merger Sub is newly formed and has minimal assets and capitalization, no meaningful financial information is available for it. Merger Sub is not subject to the informational filing requirements of the Exchange Act and, therefore, is not obligated to file reports and other information with the SEC relating to its business, financial condition, and other matters.

  The principal executive offices of Merger Sub are located at 100 Challenger Road, Ridgefield Park, New Jersey 07660, telephone number (201) 440-2500. The name, business address, past and present principal occupations and citizenship of each of the directors and executive officers of Merger Sub are set forth in Annex I to this Offer to Purchase.

  Information Concerning Parent. Parent, a Delaware corporation, and a wholly-owned subsidiary of Agfa-Gevaert, serves as the base for Agfa-Gevaert's U.S. sales operations and certain of its manufacturing, research and other operations. Parent is not subject to the information and reporting requirements of the Exchange Act and, therefore, is not obligated to file reports and other information with the SEC relating to its business, financial condition, and other matters.

  The principal executive offices of Parent are located at 100 Challenger Road, Ridgefield Park, NJ 07660, telephone number (201) 440-2500. The name, business address, past and present principal occupations and citizenship of each of the directors and executive officers of Parent are set forth in Annex I to this Offer to Purchase.

  Information Concerning Agfa-Gevaert. Agfa-Gevaert, a company organized under the laws of Belgium, together with its consolidated subsidiaries, develops, produces and distributes an extensive range of analog and digital imaging systems and products, mainly for the graphic industry, the medical world, non-destructive testing, photography and consumer digital imaging. As of December 31, 2000, Agfa-Gevaert and its consolidated subsidiaries had approximately 22,171 employees worldwide. Agfa-Gevaert is not subject to the information and reporting requirements of the Exchange Act and, therefore, is not obligated to file reports and other information with the SEC relating to its business, financial condition, and other matters; however, Agfa-Gevaert is publicly traded on the Brussels and Frankfurt Stock Exchanges, where it is subject to certain information and reporting requirements.

  The principal executive offices of Agfa-Gevaert are located at Septestraat 27, B-2640 Mortsel, Belgium; telephone number +32 3 444 2111. The name, business address, past and present principal occupations and citizenship of each of the directors and executive officers of Agfa-Gevaert are set forth in Annex I to this Offer to Purchase.

  Except as set forth in this Offer to Purchase:

    (i) none of Merger Sub, Parent, Agfa-Gevaert nor, to the best knowledge of Merger Sub, Parent and Agfa-Gevaert, any of the persons listed in Annex I to this Offer to Purchase, or any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company;

    (ii) none of Merger Sub, Parent, Agfa-Gevaert nor, to the best knowledge of Merger Sub, Parent and Agfa-Gevaert, any of the persons listed in Annex I to this Offer to Purchase, or any associate or majority owned subsidiary of any of the foregoing, has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days;

    (iii) since September 1, 1999, there have been no negotiations, transactions or material contacts between any of Merger Sub, Parent, Agfa-Gevaert or any of their respective subsidiaries, including, to the best knowledge of Merger Sub, Parent and Agfa-Gevaert, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer or other acquisition of securities of the Company, any election of directors of the Company, or any sale or other transfer of a material amount of assets of the Company, except as disclosed in Section 11, "Background of Offer"; and

    (iv) since September 1, 1999, there have been no transactions between any of Merger Sub, Parent, Agfa-Gevaert or any of their respective subsidiaries, including, to the best knowledge of Merger Sub, Parent and Agfa-Gevaert, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, except for the purchase by the Company of an aggregate of approximately $717,000 of products from Parent, Agfa-Gevaert and/or their affiliates in the ordinary course of business, and except as disclosed in Section 11, "Background of Offer."

  Except as disclosed in Section 11, "Background of Offer," none of Merger Sub, Parent or Agfa-Gevaert had any relationship with the Company prior to the commencement of the discussions which led to the execution of the Merger Agreement. Each of Merger Sub, Parent and Agfa-Gevaert disclaims that it is an "affiliate" of the Company within the meaning of Rule 13e-3 under the Exchange Act.

10. SOURCE AND AMOUNT OF FUNDS.

  If all Shares are tendered and purchased by Merger Sub in the Offer, the aggregate purchase price for Shares, including all outstanding in-the-money stock options of the Company, will be approximately $42.5 million. Parent or Agfa-Gevaert or one of their affiliates will provide or cause to be provided to Merger Sub through a series of intercompany transfers the funds necessary to pay for all Shares that Merger Sub becomes obligated to purchase in the Offer. Parent, Agfa-Gevaert or one of their affiliates, as the case may be, will obtain such funds from its existing resources, which may include existing credit facilities. As of June 30, 2001, Agfa-Gevaert had, on a consolidated basis, approximately $125 million in cash and cash equivalents. The Offer is not conditioned on Merger Sub or Parent obtaining any financing.

11. BACKGROUND OF OFFER.

  On January 29, 1996, Volt caused its wholly-owned subsidiary, Autologic, Incorporated ("AI"), to be merged with and into the Company and simultaneously, Information International, Inc. ("Triple-I"), a publicly held company, was, pursuant to a vote of its stockholders, also merged with and into the Company, as a result of which the former owners of Triple-I became the owners of 41% (with Volt owning the remaining 59%) of the then outstanding Shares of the Company. Volt's present ownership remains at approximately 59% of the issued and outstanding Shares (or approximately 56% on a fully diluted basis).

  Since at least 1994, the Company (including its predecessor AI) has sold certain film imagers and associated chemical processing units manufactured by Parent and/or Agfa-Gevaert. In addition, many products manufactured by the Company use Parent/Agfa-Gevaert film products, plates and chemistry and some of the Company's worldwide distributors sell Parent/Agfa-Gevaert film and plate products. The Company also helps Parent and Agfa-Gevaert to promote those products. Over the last two years, the Company has purchased an aggregate of approximately $717,000 of products from Parent, Agfa-Gevaert and/or their affiliates in the ordinary course of business. In addition, the Company and Parent/Agfa-Gevaert installation and service personnel work together to complete installations and assist each other when service issues arise involving film, plate or imager problems.

  On May 10, 2000, Etienne J. Van Damme, Senior Vice President of Business Development of Parent's Graphic Systems Group, telephoned William Shaw, Chairman of the Board and Chief Executive Officer of the Company and Chairman of the Board and President of Volt, to express Parent's possible interest in acquiring the Company. This conversation resulted in the parties' decision to talk further.

  During May 18-21, 2000 at the DRUPA trade show in Duesseldorf, Germany, Leroy Bell, a director of the Company, and Dennis Doolittle, President of the Company at the time, met with Friedrich Hujer, a member of the Board of Management of Agfa-Gevaert, and Walter Van Leuven, General Manager Systems Business Group of Agfa-Gevaert. Discussions were held directed toward negotiating an arrangement under which the Company would become a distributor of Parent/Agfa-Gevaert's photographic plate products.

  On May 25, 2000, Mr. Van Damme again called Mr. Shaw to express Parent's continuing interest in acquiring the Company.

  On June 13, 2000, at the request of Parent, Mr. Van Damme met with Mr. Shaw and James Groberg, a director of the Company and Senior Vice President, Chief Financial Officer and a director of Volt, at Volt's offices in New York to discuss potential business relationships between Parent and the Company.

  On September 11, 2000, Mr. Van Damme and H. Jack Knadjian, Agfa-Gevaert's Director of Newspaper Systems, met with Messrs. Shaw and Groberg in New York at the offices of Jenkens & Gilchrist Parker Chapin LLP, outside legal counsel to the Company ("Jenkens & Gilchrist"), to continue the discussions of potential business opportunities and to investigate business alternatives, including joint selling and other potential strategic transactions. During the course of the meeting, Messrs. Van Damme and Knadjian inquired as to whether the Company would be interested in a sale of the Company. Mr. Shaw indicated that he did not believe there would be such interest, but that the Company would be willing to listen to a proposal. The representatives of Parent then discussed why they believed a business combination of Parent and the Company could prove beneficial to both companies and indicated that Parent would propose an acquisition price.

  On December 21, 2000, a meeting was held at the offices of Volt which was attended by Messrs. Shaw, Groberg and Van Damme. At this meeting, Parent and the Company discussed a potential transaction and executed a mutual confidentiality agreement (which was subsequently modified for clarification), pursuant to which the parties agreed to refrain from disclosing confidential information shared between them in connection with their ongoing business discussions.

  On December 22, 2000, Parent sent its first due diligence request letter to the Company in connection with its potential acquisition of the Company. Thereafter, the parties continued with the due diligence process and, through April 2001, had various telephone conversations regarding a potential acquisition of the Company and other business relationships between Parent and the Company.

  In March 2001, Messrs. Van Damme and Shaw exchanged correspondence and held various telephone conversations regarding the terms of a proposed transaction, including price.

  On April 30, 2001, a meeting was held at the offices of Volt in New York. In attendance were Messrs. Shaw and Groberg, Alvin J. Brunner, President and Chief Operating Officer of the Company, Jerome Shaw, a director of the Company and Vice President, Secretary and a director of Volt, Jack Egan, Vice President Corporate Accounting of Volt, Messrs. Van Damme and Knadjian, Hank Rej, Business Analyst of Parent, and Frederick Joseph, a Managing Director of Morgan Lewis Githens & Ahn, Inc., the Company's investment bankers ("MLGA"). The purpose of the meeting was for the Company and Volt to discuss with Parent open due diligence matters and the potential for an acquisition.

  On May 9, 2001, a meeting was held at the offices of Volt in New York which was attended by Messrs. Shaw, Groberg, Brunner, Joseph, Van Damme and Marc Elsermans, General Manager, Graphic Systems Group of Parent. The meeting focused on the profitability of the Company and the position of the Company in the newspaper marketplace.

  On May 10 and 11, 2001, a meeting was held at the offices of the Company in Thousand Oaks, California which was attended by Messrs. Brunner and Groberg, Anthony F. Marrelli, Vice President and Chief Financial Officer of the Company, and Messrs. Van Damme and Knadjian. The purpose of this meeting was to further familiarize Parent with the facilities, products, operations and financial performance of the Company.

  Beginning in May and accelerating in July and August 2001, MLGA, on behalf of the Company, contacted certain other parties that had either previously expressed an interest in acquiring the Company or who MLGA, with input from the Company and Volt, believed might have strategic reasons for acquiring the Company.

  On July 12, 2001, Messrs. Knadjian and Van Damme met with Messrs. Shaw, Groberg, Brunner and Joseph at Volt's offices in New York to update the Company on Parent's proposed timing and process for completion of the proposed acquisition of the Company.

  On July 25, 2001, a meeting was held at the offices of Volt in New York, which was attended by Messrs. Shaw, Groberg and Van Damme, Frederick Dehing, Mergers and Acquisitions Manager of Parent, Robert Sarafian, In-House Counsel of Parent, Mr. Joseph, attorneys from Jenkens & Gilchrist, counsel for the Company, and Testa, Hurwitz & Thibeault, LLP, counsel for Parent ("Testa Hurwitz"), Howard B. Weinreich, Senior Vice President and General Counsel of Volt and Lisa Valentino, Senior Staff Counsel of Volt. At that meeting the structure and terms of the proposed transaction were discussed and negotiated.

  Beginning on July 26, 2001 and continuing over the next eight weeks, Parent's due diligence investigation of the Company intensified. Representatives of the parties exchanged information and held a number of conversations, both in person and by teleconference, regarding due diligence matters. During this period, a representative of Parent visited the Company's main facility in Thousand Oaks, California, as well as the Ann Arbor, Michigan facility of Xitron, Incorporated ("Xitron"), one of the Company's wholly-owned subsidiaries, to meet with the management of the Company and Xitron and conduct additional due diligence.

  On July 31, 2001, a telephonic meeting of the Company's board of directors was held at which representatives of MLGA and attorneys from Jenkens & Gilchrist were present. At that meeting, the details of the proposed transaction were presented to the board of directors by the attorneys from Jenkens & Gilchrist. The representatives of MLGA discussed the results of earlier discussions with those that had expressed a preliminary interest in acquiring the Company and with other possible purchasers of the Company. The board of directors resolved to authorize the officers of the Company to proceed with negotiations with Parent and also to continue to determine the interest of other potential buyers.

  On August 3, 2001, Eddy Rottie, Chief Financial Officer of Parent and Mr. Knadjian met with representatives from the Company, including Messrs. Shaw and Groberg, and Mr. Joseph from MLGA, at Volt's offices in New York to discuss and negotiate the terms and conditions of a letter of intent to be executed in connection with the proposed acquisition.

  During the next several days, representatives of the Company and Parent and their respective attorneys negotiated the terms of a letter of intent setting forth the basic structure and terms of the proposed transaction.

  On August 10, 2001, a telephonic meeting of the Company's board of directors was held at which representatives of MLGA and Jenkens & Gilchrist were present. At that meeting, attorneys of Jenkens & Gilchrist described to the board of directors the status of the Parent transaction and specific terms of the proposed transaction were discussed at length. MLGA summarized its discussions with other potential buyers and stated that, based on such discussions, no competitive offer had been made and that the proposal from Parent was the most favorable to the stockholders of the Company. The board of directors then authorized the officers of the Company to enter into a letter of intent with Parent. Counsel to the Company then recommended that the board of directors form the Special Committee which would serve to review, evaluate and consider whether the transaction with Parent was fair from a financial point of view to the stockholders of the Company other than Volt, and make a recommendation to the board of directors with respect to such proposed transaction. The board of directors then formed the Special Committee and appointed Leroy Bell, EuGene Falk and Paul McGarrell to serve thereon, with Mr. McGarrell to serve as the Special Committee's Chairman. The board of directors also authorized the Special Committee to retain, at the expense of the Company, legal counsel and an investment banking firm to assist and advise the Special Committee.

  On or about August 14, 2001, the Special Committee retained the law firm of Mahoney Hawkes LLP ("Mahoney Hawkes") to represent it. Mahoney Hawkes was already familiar with the Company as it had represented Triple I in connection with its merger with the Company in 1996. The Special Committee also determined to select The Seidler Companies Incorporated ("Seidler") which is also familiar with the Company because it had represented Triple I in connection with the 1996 merger with the Company to advise it with respect to the proposed acquisition of the Company by Parent and to render a written opinion as to whether such transaction would be fair to the Company's stockholders (other than Volt) from a financial point of view.

  On August 20, 2001, Volt entered into a mutual confidentiality agreement with Parent, pursuant to which those parties agreed to refrain from disclosing confidential information shared between them.

  On August 21, 2001, Parent, the Company and Volt executed a non-binding letter of intent containing the parties' basic understanding of the principal terms and conditions of the Offer and the Merger, which letter of intent was scheduled to expire on September 6, 2001. The letter of intent was amended on September 6, 2001 to, among other things, amend the formula for determining the purchase price to be paid by Parent and extend the term of the letter of intent.

  On August 27, 2001, Testa Hurwitz circulated initial drafts of the Merger Agreement, the Volt Stockholder's Agreement, the Stockholders' Agreement and the Transaction Option Agreement. Thereafter, representatives of Parent and the Company and their respective attorneys began negotiating the terms and conditions of the definitive agreements.

  On August 29, 2001, the Company and MLGA entered into an engagement letter to confirm the terms of MLGA's engagement to advise the Company with respect to any proposed acquisition of it and to render a written opinion as to whether the transaction was fair to the Company's stockholders from a financial point of view.

  On August 31, 2001, the Company, at the request of the Special Committee, executed an engagement letter with Seidler to confirm the terms of Seidler's engagement to advise the Special Committee with respect to the proposed acquisition of the Company by Parent and to render a written opinion as to whether such transaction was fair to the Company's stockholders (other than Volt) from a financial point of view.

  On September 5, 2001, a meeting of the Special Committee of the Company was held which was also attended by representatives of Mahoney Hawkes LLP and Seidler. At that meeting, the nature of Seidler's proposed engagement was discussed. Seidler was informed of the nature and status of the transaction and was presented with the then current drafts of the Merger Agreement and related documents.

  At a meeting of the board of directors of Agfa-Gevaert held on September 6, 2001, Ludo Verhoeven, Chief Executive Officer of Agfa-Gevaert, made a presentation to the strategy committee of the board of directors regarding the proposed acquisition of the Company.

  On September 19, 2001, a meeting of the Special Committee was held at which Seidler made an initial presentation of its report analyzing the transaction and the proposed per share Offer Consideration. The Special Committee discussed with Seidler the Company's business, the nature and results of MLGA's discussions with certain other parties that had either previously expressed an interest in acquiring the Company or who may have strategic reasons for acquiring the Company, and the Special Committee's review of whether there may be other competitive bidders in addition to those contacted by MLGA.

  At a regularly scheduled meeting of the board of directors of Agfa-Gevaert held on September 24, 2001, Agfa-Gevaert's board of directors unanimously approved and authorized the Merger Agreement and the other agreements to which each of Parent and Merger Sub is a party and the transactions contemplated thereby, including the Offer and the Merger.

  On September 24, 2001, the boards of directors of Parent and Merger Sub each executed a unanimous written consent approving and authorizing the Merger Agreement, the other agreements to which each is a party and the transactions contemplated thereby, including the Offer and the Merger.

  At a special meeting of the board of directors of Volt held on September 24, 2001, the board of directors of Volt unanimously determined that it was in Volt's best interest to enter into the Volt Stockholder's Agreement and authorized the execution and delivery thereof, subject to the approval of the Merger Agreement by the Company's board of directors, whose meeting was being held later that day.

  At a meeting of the Special Committee held on September 24, 2001, the Special Committee considered the terms of the transaction, the reasons therefor, an updated report of Seidler, and an oral opinion of Seidler (subsequently confirmed in writing) that the proposed transaction was fair to the stockholders of the Company (other than Volt) from a financial point of view. The Special Committee then unanimously (i) determined that the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company (other than Volt) and (ii) recommended that the Company's Board of Directors approve the execution and delivery and performance of the Merger Agreement, the Stockholders' Agreement, the Volt Stockholder's Agreement, the Transaction Option Agreement and the Lease.

  At a special meeting of the board of directors of the Company held on September 24, 2001, the board of directors considered the terms of the transaction, the reasons therefor, the recommendation of the Special Committee, and an oral opinion of MLGA (subsequently confirmed in writing) that the proposed transaction was fair to the stockholders of the Company from a financial point of view. The Board then unanimously: (i) determined that the Merger is fair to, and in the best interests of, the stockholders of the Company; (ii) approved the tender offer contemplated in the Merger Agreement and recommended to the stockholders of the Company that they accept the tender offer and tender their Shares pursuant thereto; (iii) recommended that the stockholders of the Company vote in favor of adoption of the Merger Agreement at any meeting of stockholders of the Company that may be called to consider adopting the Merger Agreement; and (iv) approved and declared advisable each of the Merger Agreement, the Volt Stockholder's Agreement, the Stockholders' Agreement, the Transaction Option Agreement and the Lease.

  During the evening of September 24, 2001 and day of September 25, 2001, representatives of Parent and the Company verified information used in the formula to determine the per share Offer Consideration contained in the letter of intent among the parties.

  In the evening of September 25, 2001, the Merger Agreement, the Volt Stockholder's Agreement, the Stockholders' Agreement, the Transaction Option Agreement, and the Lease were each executed and delivered.

  Prior to the opening of the financial markets on September 26, 2001, Parent and the Company issued a joint press release, and Volt issued a press release, announcing the execution of the Merger Agreement. Agfa-Gevaert, Parent and Merger Sub filed a Schedule TO-C and each of the Company and Volt filed a
Schedule 14D9-C with the Securities and Exchange Commission, each incorporating its respective press release. In addition, on September 26, 2001, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission filing the Merger Agreement, the Volt Stockholder's Agreement, the Stockholders' Agreement, the Transaction Option Agreement and the Lease, and Volt filed a Current Report on Form 8-K with the Securities and Exchange Commission filing the Merger Agreement and the Volt Stockholder's Agreement.

12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY.

  Purpose. The purpose of the Offer and the Merger is for Merger Sub to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Merger Sub to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

  No Assurance. There can be no assurance that the Merger will take place because the Merger is subject to certain conditions, some of which are beyond the control of either Parent or the Company, although each party has agreed in the Merger Agreement to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger. Since Parent's ultimate objective is to acquire ownership of all the Shares, if the Merger does not take place, Parent would consider the acquisition, whether directly or through an affiliate, of Shares through private or open market purchases, or subsequent tender offers or a different type of merger or other combination of the Company with Merger Sub or an affiliate or subsidiary thereof, or by any other permissible means deemed advisable by it. Any of those possible transactions might be on terms the same as, or more or less favorable than, those of the Offer or the Merger.

  Approval. Under the DGCL and the Company's certificate of incorporation, the approval of the board of directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares may be required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Company's full board of directors has unanimously
(i) determined that the Merger is fair to, and in the best interests of, the stockholders of the Company; (ii) approved the Offer contemplated in the Merger Agreement and recommended to the stockholders of the Company that they accept the Offer and tender their Shares pursuant thereto; (iii) recommended that the stockholders of the Company vote in favor of adoption of the Merger Agreement (if required) at any meeting of the Company's stockholders that may be called to consider adopting the Merger Agreement; and (iv) approved and declared advisable each of the Merger Agreement, the Volt Stockholder's Agreement, the Stockholders' Agreement, and the Transaction Option Agreement. In addition, the Special Committee has (x) determined that the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company (other than Volt) and (y) recommended to the Company's entire board of directors that it approve the execution and delivery and performance of the Merger Agreement, the Stockholders' Agreement, the Volt Stockholder's Agreement and the Transaction Option Agreement. Unless the Merger is consummated pursuant to the short-form merger provisions of the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Tender Condition is satisfied, Merger Sub will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, without the affirmative vote of any other stockholders. Regarding any approvals necessary under the laws of other states, see Section 16, "Certain Regulatory and Legal Matters--State Takeover Laws."

  Stockholder Meetings. In the Merger Agreement, the Company has agreed that, to the extent required by the DGCL or its certificate of incorporation or by-laws, the Company will, as soon as practicable after consummation of the Offer, convene and hold a meeting of the stockholders of the Company for the purpose of approving the Merger Agreement and the transactions contemplated thereby. The board of directors of the Company has resolved to recommend the approval and adoption of the Merger Agreement and the approval of the Merger by the holders of Shares. Parent and Merger Sub have agreed that they will, and will direct the members of the Company's board of directors designated by Parent and Merger Sub to, take all actions and do all things necessary or advisable to cause the Merger to occur as promptly as practicable pursuant to the terms of the Merger Agreement. At any meeting of holders of Shares called for such purpose, all of the Shares then owned by Parent or Merger Sub will be voted to approve the Merger and the Merger Agreement. Notwithstanding the foregoing, if Merger Sub acquires at least 90% of the outstanding Shares, then the parties will take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as soon as practicable, without a meeting of the Company's stockholders. See "--Short-Form Merger."

  Board Representation. For a description of Merger Sub's rights under the Merger Agreement to designate directors of the Company, see Section 13, "The Transaction Documents--The Merger Agreement--Board of Directors." Merger Sub currently intends to designate a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that Merger Sub will designate such persons listed on Annex I as Merger Sub shall determine to serve as the directors of the Company following consummation of the Offer. Parent expects that such representation would permit it to exert substantial influence over the Company's conduct of its business and operations.

  Short-Form Merger. Under Section 253 of the DGCL, if Merger Sub acquires, pursuant to the Offer, at least 90% of the outstanding Shares, then Merger Sub will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent and Merger Sub anticipate that they will take, and the parties to the Merger Agreement have agreed, at the request of Merger Sub or Parent, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Merger Sub does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger. Pursuant to the Transaction Option Agreement, the Company has granted Parent an irrevocable option to purchase up to a number of Shares equal to 19.9% of the Shares outstanding (before Parent's exercise of the option), which option will become exercisable if, after giving effect to Parent's exercise of the option and as a result of such exercise, Parent and Merger Sub will collectively own at least 90% of the shares of Common Stock on a fully-diluted basis.

  Appraisal Rights. Stockholders do not have appraisal or dissenters' rights in connection with the Offer. However, if the Merger is consummated, stockholders of the Company who hold Shares through the Effective Time of the Merger, who do not vote in favor of the Merger and comply with all statutory requirements will have the right under the DGCL to demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with
Section 262 of the DGCL.

  Under the DGCL, stockholders who properly demand appraisal and otherwise comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be equal to or higher or lower than the Offer Consideration.

  In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of unfairness, including fraud, misrepresentation or other misconduct.

  THE FOREGOING DESCRIPTION OF THE DGCL AND SUMMARY OF THE RIGHTS OF STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

  Going Private Transactions. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the merger consideration received by stockholders in the Merger is not less than the Offer Consideration. However, in the event that Merger Sub is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders receive consideration less than that paid pursuant to the Offer, in either case at a time when Shares are still registered under the Exchange Act, Merger Sub may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction, be filed with the SEC and disclosed to stockholders prior to consummation of the Merger or such alternative transaction.

  Plans for the Company. Following the Offer and the Merger, Parent intends to integrate the Company's business with the business of Parent and to conduct the Company's business on a basis generally consistent with the Company's existing operations. If Parent obtains control of the Company pursuant to the Offer, it intends to conduct a detailed review of the Company and its businesses, assets, corporate structure, capitalization, operations, properties, policies, management and personnel and to consider what, if any, actions or changes would be desirable in light of the circumstances that then exist.

  Extraordinary Corporate Transactions. Except for the extraordinary corporate transactions pursuant to the Merger as described in this Offer to Purchase, neither Parent nor Merger Sub has any present plans or proposals which relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the present dividend policy, or indebtedness or capitalization, of the Company, (iv) any change in the Company's present board of directors or management, (v) any other material changes in the Company's corporate structure or business, (vi) any class of equity securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association, or (vii) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Act.

13. THE TRANSACTION DOCUMENTS.

  The following is a summary of the material provisions of the Merger Agreement, the Stockholders' Agreement, the Volt Stockholder's Agreement, the Transaction Option Agreement and the Lease. Copies of the Merger Agreement, the Stockholders' Agreement, the Volt Stockholders' Agreement and the Transaction Option Agreement have been filed with the SEC. Summaries of those Agreements are qualified in their entirety by reference to such agreements, which are deemed to be incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in such agreements.

The Merger Agreement

  Offer. The Merger Agreement provides for Merger Sub to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer no later than the fifth business day after the public announcement of the execution of the Merger Agreement. Additional provisions relating to the terms and conditions of the Offer are described in Section 1, "Terms of the Offer; Expiration Date."

  Schedule to and Offer Documents; Schedule 14d-9; State Filings. In the Merger Agreement, Parent and Merger Sub have agreed to take certain actions with regard to the filing with the SEC of a Tender Offer Statement on Schedule TO (the "Schedule TO"), including this Offer to Purchase and certain Offer documents, and to make any filings required by applicable law relating to the Offer. Also, Parent and Merger Sub have granted to the Company certain rights to review and comment on the proposed forms of the Schedule TO and such Offer documents, as well as any amendments and supplements thereto prior to their filing with the SEC. Parent and Merger Sub have agreed to provide the Company and its counsel any comments that Merger Sub, Parent or their counsel receive from the SEC with respect to such Offer documents after the receipt thereof. Parent, Merger Sub and the Company have agreed to correct promptly any information provided by them for use in the Schedule TO or the Offer documents that becomes false or misleading in any material respect, and Merger Sub and Parent will take all steps necessary to cause the Schedule TO and such Offer documents as so corrected to be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable law.

  In the Merger Agreement, the Company has agreed that it will file with the SEC on the date of filing of the Schedule TO a Schedule 14D-9 containing the recommendations of its board of directors in favor of the Offer and the Merger; provided, however, that the board of directors of the Company may withdraw or modify in a manner adverse to Parent and Merger Sub such recommendations if neither the Company nor any of its subsidiaries have otherwise violated certain provisions of the Merger Agreement regarding solicitation of Acquisition Proposals (as defined below in "Acquisition Proposals") and the board of directors concludes in good faith based on a written opinion of its outside legal counsel that the failure to take such action could result in a breach of its fiduciary obligations to the Company's stockholders under applicable law. The Company has granted to Parent certain rights to review and comment on the proposed forms of the Schedule 14D-9 and the exhibits thereto, as well as any amendments and supplements thereto, prior to their filing with the SEC. The Company, Parent and Merger Sub have agreed to correct promptly any information provided by them for use in the Schedule 14D-9 that becomes false or misleading in any material respect, and the Company will take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable law.

  Board of Directors. The Merger Agreement provides that, promptly after the acceptance for payment, and payment by Merger Sub of a number of Shares that satisfies the Minimum Tender Condition pursuant to the Offer, Merger Sub will be entitled, subject to compliance with Section 14(f) of the Exchange Act, to designate such number of directors, rounded up to the next whole number, as will give Merger Sub representation on the board of directors of the Company equal to the product of (x) the number of directors on the board of directors of the Company (giving effect to any increase in the number of directors as described in the following sentence) and (y) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding on the Expiration Date (such number being the "Board Percentage"). The Company has agreed that it will, upon request by Merger Sub, promptly satisfy the Board Percentage by (i) increasing the size of the board of directors of the Company or (ii) using its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Merger Sub's designees to be elected to the board of directors of the Company and to cause Merger Sub's designees promptly to be so elected. At the request of Merger Sub, the Company will take, at the Company's expense, all lawful action necessary to effect any such election, including, if necessary, calling a special meeting of its stockholders for the purpose of such election and mailing to its stockholders the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, unless such information has previously been provided to the Company's stockholders in the Schedule 14D-9. Following the election or appointment of Merger Sub's designees and prior to the Effective Time, any (i) amendment or termination of the Merger Agreement, (ii) extension for the performance or waiver of the obligations or other acts of Parent or Merger Sub under the Merger Agreement, or (iii) waiver of the Company's rights under the Merger Agreement will, in any such case, require the concurrence of a majority of the directors of the Company then in office who are Continuing Directors. A "Continuing Director" means (i) each member of the board of directors of the Company on September 25, 2001 and (ii) each member of the board of directors that was recommended to succeed such Continuing Director by a majority of the Continuing Directors then on the board of directors.

  Merger Sub currently intends to designate a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that Merger Sub will designate such officers of Agfa-Gevaert, Parent or Merger Sub listed on Annex I as Parent determines to serve as the directors of the Company following consummation of the Offer.

  Vote Required to Approve Merger. See Section 12, "Purpose of the Offer; The Merger; Plans for the Company--Stockholder Meetings."

  Merger. Subject to the satisfaction or waiver of the conditions described under "--Conditions to Obligations of All Parties to Merger Agreement," including the consummation of the Offer and, to the extent required by the DGCL, the approval of the stockholders of the Company of the Merger Agreement and the Merger, the parties will cause the Merger to become effective (a) after the conditions discussed under "--Conditions to Obligations of All Parties to Merger Agreement" (other than conditions that by their terms cannot be satisfied until the Effective Time) have been satisfied or waived in accordance with the terms of the Merger Agreement, but in no event later than the second business day after satisfaction or waiver of such conditions. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation and as a wholly-owned subsidiary of Parent.

  Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any Shares, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company, Shares held directly or indirectly by Parent or Merger Sub and Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who have properly demanded appraisal for such Shares in accordance with the DGCL (the "Dissenting Shares")), will be converted into the right to receive an amount of cash equal to the Offer Consideration. Under the Merger Agreement, if the conversion of securities results in a withholding tax obligation, Parent, Merger Sub and the Company are entitled to satisfy that obligation, and treat any withholding taxes paid to a tax authority as having been delivered to the holder. Each Share will be canceled and extinguished and will cease to exist, and each certificate formerly representing any of such Shares shall thereafter represent only the right to receive an amount per share equal to the Offer Consideration. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Holders of Dissenting Shares will not be converted into or represent the right to receive the Offer Consideration, but rather such stockholders will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of the DGCL, except that Dissenting Shares held by stockholders who fail to perfect or who withdraw or lose their rights to appraisal under the DGCL will thereafter be deemed to have converted into and become exchangeable for the Offer Consideration upon surrender in the manner described in this Offer to Purchase. See Section 12, "Purpose of the Offer; The Merger; Plans for the Company--Appraisal Rights."

  Treatment of Options. Under the Merger Agreement, promptly after the Offer Closing Date (as defined below), each holder of an outstanding option to acquire Common Stock (subject to the following sentence), whether or not vested and exercisable (each, a "Company Option") shall, in settlement thereof, receive for each Share subject to each such Company Option an amount in cash equal to the difference between (i) the Offer Consideration and (ii) the sum of the per Share exercise price of such Company Option and any applicable withholding taxes to the extent such difference is a positive number (such difference being referred to as the "Option Consideration"); however, with respect to any holder of a Company Option who is subject to
Section 16(a) of the Exchange Act, the Option Consideration will be paid as soon as practicable after the first date payment can be made without liability to such holder under Section 16(a) of the Exchange Act. Upon receipt of the Option Consideration, each Company Option will be canceled; provided, that each option holder will not be entitled to the Option Consideration unless and until such holder has signed an agreement reasonably acceptable to Parent in which such holder agrees to such termination. The surrender of a Company Option in exchange for the Option Consideration will be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Option. In accordance with the terms of the Option Plans (as defined below), each Company Option will be canceled and will no longer represent the right to acquire the Company's Common Stock or stock of the Surviving Corporation. The Company has agreed to use its reasonable best efforts to ensure that (i) all Company stock option plans, including the 1976 Incentive Stock Option Plan, the 1985 Director's Option Plan and the 1995 Stock Option Plan (the "Option Plans"), will terminate as of the Effective Time and (ii) no participant in any Option Plan or any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries will have the right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary thereof following the Effective Time.

  Representations and Warranties. The Merger Agreement contains customary representations and warranties of the parties thereto. These include customary representations and warranties by the Company, including, but not limited to, representations and warranties with respect to: (i) the due organization, existence and, subject to certain limitations, the qualification and good standing of the Company and its subsidiaries, (ii) the Company's authority to enter into the Merger Agreement, the Stockholders' Agreement, the Volt Stockholder's Agreement and the Transaction Option Agreement and to consummate the transactions contemplated thereby, (iii) the validity, binding effect and enforceability of the Merger Agreement, the Stockholders' Agreement, the Volt Stockholder's Agreement and the Transaction Option Agreement with respect to the Company, (iv) required consents and approvals, (v) the Merger Agreement's compliance with the organizational documents and, subject to certain limitations, other agreements of the Company and of laws applicable to the Merger Agreement, (vi) the Company's capitalization and obligations with respect to capital stock, (vii) the filing of all required reports, schedules, statements, forms and other documents with the SEC since the Company's initial public offering and the accuracy of the statements made in such documents and the financial statements contained in such documents and otherwise, (viii) subject to certain limitations, the absence of any undisclosed liabilities,
(ix) subject to certain limitations, the absence of certain Material Adverse Changes (as defined below) or events since November 3, 2000, (x) the presence of any litigation or regulatory action against the Company or any of its subsidiaries, (xi) certain matters relating to the title to the Company's and its subsidiaries' assets and properties, (xii) certain matters relating to the intellectual property rights of the Company and its subsidiaries, (xiii) certain matters relating to the employee benefit plans and labor relations of the Company and its subsidiaries, (xiv) certain matters relating to the payment of taxes and the filing of tax returns by the Company and its subsidiaries, (xv) the votes required to adopt the Merger Agreement and approve the transactions contemplated thereby, (xvi) the receipt of the fairness opinions of Morgan Lewis and Seidler and the absence of investment banking fees, broker's fees or finder's fees in connection with the Merger Agreement (other than the investment banking fees of Morgan Lewis and Seidler), (xvii) subject to certain limitations, the Company's and its subsidiaries' compliance with applicable laws and maintenance of applicable permits, (xviii) certain matters relating to the Company's and its subsidiaries' contracts, (xix) certain matters relating to the insurance policies of the Company and its subsidiaries, (xx) the absence of certain related party transactions, (xxi) certain environmental matters with respect to the Company or any of its subsidiaries, (xxii) the absence of joint ventures, partnerships and similar arrangements, and (xxii) the accuracy of statements made by the Company and its subsidiaries in the Schedule 14D-9 and information provided by the Company and its subsidiaries for inclusion in the Schedule TO and related Offer documents.

  Parent, on its own behalf and, in certain cases where applicable, on behalf of Merger Sub, also made customary representations and warranties, including, but not limited to, representations and warranties with respect to: (i) the due organization, existence and, subject to certain limitations, the qualification and good standing of Parent and Merger Sub, (ii) Parent's and Merger Sub's authority to enter into the Merger Agreement, the Stockholders' Agreement, the Volt Stockholder's Agreement and the Transaction Option Agreement and to carry out the transactions contemplated thereby, (iii) the validity, binding effect and enforceability of the Merger Agreement, the Stockholders Agreement, the Volt Stockholder's Agreement and the Transaction Option Agreement with respect to Parent and Merger Sub (as applicable), (iv) required consents and approvals, (v) the Merger Agreement's compliance with its organizational documents and, subject to certain limitations, other agreements of Parent and Merger Sub and of laws applicable to the Merger Agreement, (vi) the accuracy of statements made by the Company and its subsidiaries in the Schedule TO and related Offer documents and the information provided by Parent and Merger Sub for inclusion in the Schedule 14D-9, (vii) the availability of the funds necessary for the acquisition of the Shares pursuant to the Offer and the Merger, and (viii) the absence of arrangements for finders' fees.

  Pursuant to the terms of the Merger Agreement, the representations and warranties made in the Merger Agreement will generally not survive after the Effective Time.

  For purposes of the Merger Agreement, the terms "Material Adverse Change" or "Material Adverse Effect" when used in connection with an entity means any change, event, circumstance, occurrence or effect that either individually or in the aggregate with all other such changes, events, circumstances, occurrences and effects is materially adverse or may reasonably be expected to be materially adverse to the business, properties, financial condition, assets, including tangible assets, prospects, capitalization or results of operations of such entity and its direct and indirect subsidiaries taken as a whole but shall exclude the effects of (i) any adverse change or effect resulting from the announcement or pendancy of the Offer or Merger or (ii) any adverse change or effect resulting from a change in accounting rules or procedures announced by the Financial Standards Accounting Board.

  Conduct of the Company's Business Pending Merger. The Merger Agreement provides that, during the period from September 25, 2001 to the time that Merger Sub accepts for payment and makes payment for at least a majority of the outstanding Shares on a fully-diluted basis (the "Appointment Time"), except as expressly contemplated by the Merger Agreement, without the prior written consent of Parent, the Company will not, and will not cause any of its subsidiaries to:

    (i) conduct the business of the Company and its subsidiaries other than in the ordinary course consistent with past practice, and in material compliance with applicable laws and regulations or fail to pay their debts and taxes when due or fail to pay or perform any other material obligations when due;

    (ii) fail to use reasonable efforts to preserve intact its business organization, keep available its present officers and employees and preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings;

    (iii) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

    (iv) grant any increase in compensation or fringe benefits, bonus or severance or termination pay to any director, officer or employee other than in the ordinary course of business consistent with past practice, except pursuant to written agreements in effect, or policies existing, on the date of the Merger Agreement (or as required by applicable law), copies of which have been provided to Parent, or adopt or enter into any new severance plan;

    (v) enter into any licensing or other agreement with regard to the acquisition, distribution or licensing of any Company intellectual property rights, or transfer or license to any person or entity, any Company intellectual property rights, other than non-exclusive licenses, distribution or other similar agreements entered in the ordinary course of business consistent with past practice;

    (vi) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of the Company or split, combine or reclassify any capital stock of the Company or its subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of the Company or its subsidiaries;

    (vii) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except certain repurchases in connection with the termination of employees;

    (viii) issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than certain issuances or sales pursuant to the exercise of outstanding Company Options and pursuant to certain grants of Company Options to newly hired employees in the ordinary course of business consistent with past practice and in accordance with the relevant Option Plan;

    (ix) cause or permit any amendments to the Company's certificate of incorporation, bylaws or similar organizational documents of the Company's subsidiaries;

    (x) acquire or agree to acquire by merging or consolidating with, or, by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or enter into any material joint ventures, strategic relationships or alliances;

    (xi) sell, lease, license, encumber or otherwise dispose of any properties or assets of the Company or its subsidiaries other than in the ordinary course of business consistent with past practice;

    (xii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or its subsidiaries, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, other than in the ordinary course of business consistent with past practice;

    (xiii) make any loan, advance or capital contribution to or investment in any person, other than in the ordinary course of business consistent with past practice;

    (xiv) create or assume any encumbrance on any assets of the Company or its subsidiaries, other than encumbrances that do not materially detract from the value of or materially impair the use thereof by the Company or its subsidiaries;

    (xv) except as required by law, adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any employee, or change any management policies or procedures;

    (xvi) make any material capital expenditures, except in accordance with the current Company annual budget and plan, as previously disclosed to Parent;

    (xvii) modify, amend or terminate certain Company contracts to which the Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

    (xviii) revalue any of the Company's or its subsidiaries' assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

    (xix) extend, amend or modify the terms of, or any rights to, any of the Company's or its subsidiaries' intellectual property rights, including the pricing, policy or practice for any license of software to a third party, such as through discounts or similar practices, lengthening the term of any license or changing the standard basis of pricing other than in the ordinary course of business consistent with past practice;

    (xx) pay, discharge or satisfy any claims (including claims of stockholders), indebtedness, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of liabilities, indebtedness or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date of the Merger Agreement;

    (xxi) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

    (xxii) settle or compromise any litigation (whether or not commenced prior to the date of the Merger Agreement), other than settlements or compromises of litigation that do not provide for injunctive or similar relief and where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $25,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters does not exceed $50,000;

    (xxiii) amend any term of any outstanding security of the Company or any of its subsidiaries;

    (xxiv) make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;

    (xxv) take any action that would materially delay the consummation of the transactions contemplated by the Merger Agreement or, except to the extent permitted by the Merger Agreement, make any of the representations and warranties contained therein untrue or incorrect in any material respect; or

    (xxvi) agree in writing or otherwise to take (or permit any of its subsidiaries to agree in writing or otherwise to take) any of the actions described in (i) through (xxv) above.

  Acquisition Proposals. (a) The Company has agreed in the Merger Agreement that, until either the Effective Time or the termination of the Merger Agreement, whichever is earlier, neither the Company nor any of its subsidiaries will, nor will the Company or any of its subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any Acquisition Proposal (as defined below) or make inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) enter into, continue or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, otherwise cooperate in any way with, or assist, participate in, facilitate or encourage any effort by any third party to do or seek to make, or that has made an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal.

  (b) Notwithstanding the foregoing, the board of directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may
(i) engage in negotiations or discussions with any third party (whether or not such third party has had previous discussions or negotiations with the Company) that, subject to paragraph (a)(i) above makes (and may continue such negotiations and discussions until such third party withdraws) a bona fide Acquisition Proposal that the Special Committee reasonably determines constitutes a Superior Proposal (as defined below); provided, however, that in the event the Company is contacted by a third party (whether or not such third party has had previous discussions or negotiations with the Company) and such third party indicates that it is interested in acquiring all or a portion of the Company but an Acquisition Proposal is not made, then the Company may provide such third party with a copy of the mutual Confidentiality Agreement (the "Confidentiality Agreement") dated December 21, 2000 (as supplemented by a letter agreement dated August 16, 2001) between Parent and the Company and a copy of the Merger Agreement, (ii) furnish to such third party nonpublic information relating to the Company or any of its subsidiaries, (iii) take and disclose to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or otherwise make disclosure to them, (iv) following receipt of such an Acquisition Proposal, withdraw, modify in a manner adverse to Parent and Merger Sub, its recommendations to the Company's stockholders to accept the Offer, approve the Merger and approve and adopt the Merger Agreement (if required), and/or (v) take any action ordered to be taken by the Company by any court of competent jurisdiction if, in the case of the foregoing (i) through (iv) (1) neither the Company nor any representative of the Company and its subsidiaries have violated any of the restrictions set forth in paragraph (a)(i) above, (2) the board of directors of the Company determines in good faith (based on the written opinion of its outside legal counsel) that the failure to take such action could result in a breach of its fiduciary obligations to the Company's stockholders under applicable law, (3) prior to furnishing any nonpublic information to, or entering into any such discussions with, such person or group, the Company gives Parent at least two business days advance written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and the Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to the Company's confidential information as the Confidentiality Agreement, (4) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent it has not previously been furnished), and (5) the Company keeps Parent informed on a prompt basis (no less regularly than daily) of the status of or any material changes to the terms and conditions of such Acquisition Proposal. The Company and its subsidiaries agreed to immediately cease any and all existing activities, discussions or negotiations with any parties conducted prior to the time of the Merger Agreement with respect to any Acquisition Proposal, and each shall use its reasonable best efforts to cause any such parties in possession of nonpublic information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries will be deemed to be a breach of these provisions by the Company.

  "Acquisition Proposal" means any offer or proposal by a third party, other than Parent, Merger Sub or any affiliate thereof, relating to: (i) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (ii) any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 15% of the consolidated assets of the Company; (iii) any liquidation or dissolution of the Company or (iv) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.

  "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for all of the outstanding Shares on terms that the Special Committee determines in their good faith judgement (based, with respect to consideration payable, on the opinion of the Special Committee's financial advisor) to be:
(i) more favorable to the Company's stockholders than as provided under the Merger Agreement, (ii) reasonably capable of being completed and (iii) if financing is necessary in order to consummate such Superior Proposal, supported by available financing or a financing commitment letter or "highly confident" letter from a nationally recognized investment banking firm or a nationally recognized lending institution; provided, however, that any such letter not be subject to any non-traditional conditions (including, without limitation, any due diligence condition or any condition relating to the financial condition or operating results of any party).

  See Section 13, "The Transaction Documents--The Merger Agreement--Fees and Expenses."

  Reasonable Efforts to Consummate the Offer and the Merger. The parties to the Merger Agreement have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, the Stockholders' Agreement, the Volt Stockholder's Agreement and the Transaction Option Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent to the completion of the Offer and consummation of the Merger to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities and the making of all necessary registrations, declarations and filings and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging the Merger Agreement, the Stockholders' Agreement, the Volt Stockholder's Agreement or the Transaction Option Agreement or the consummation of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed and (vi) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully the purposes of, the Merger Agreement. Notwithstanding anything in the Merger Agreement to the contrary, neither Parent nor any of its affiliates will be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate of any assets or categories of assets of Parent, any of its affiliates or the Company or its subsidiaries or the holding separate of Shares (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the Shares (or shares of stock of the Surviving Corporation).

  Employee Benefits. The Merger Agreement provides that from and after the date on which Merger Sub first accepts for payment and pays for all Shares validly tendered and not withdrawn pursuant to the Offer (the "Offer Closing Date"), Parent will cause the Company and the Surviving Corporation to honor and satisfy all obligations and liabilities that any employee of the Company and its subsidiaries has as of such date under any Company employee benefit plan. Notwithstanding the preceding sentence, Parent will have the right to amend or terminate any employee benefit plan at any time after the Offer Closing Date, in accordance with its terms and applicable legal requirements; provided, however, that to the extent permitted under applicable legal requirements, employees of the Company and its subsidiaries as of the Offer Closing Date will be granted credit for all service with the Company and its subsidiaries only for purposes of determining eligibility under each employee benefit plan, program or arrangement of Parent or its affiliates in which such employees are eligible to participate (except under or with respect to any employee savings plan (e.g. 401(k) plan), pension plan and any post-retirement medical plan).

  Additional Covenants. In addition to the covenants noted above, the parties to the Merger Agreement have agreed to certain other covenants and agreements, including with respect to (i) access by each party to the other party's properties, books and records and personnel (as limited by the provisions of the Confidentiality Agreement), (ii) cooperation in the preparation of a proxy statement or special stockholders' meeting of the Company if Merger Sub acquires less than 90% of the Shares in the Offer, (iii) the issuances of press releases and other public statements with respect to the transactions contemplated by the Merger Agreement, (iv) notification of certain matters which may impede or prevent consummation of the Offer or the Merger, (v) cooperation relating to certain tax matters in connection with the consummation of the transactions contemplated by the Merger Agreement, and
(vi) cooperation in granting such approvals and taking such lawful actions as are necessary to ensure the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated thereby in the event any takeover statute or "poison pill" shareholder rights plan becomes applicable to the Offer or Merger or other transactions related thereto.

  Indemnification. The Merger Agreement provides that for six years after the Effective Time, the Surviving Corporation will indemnify and hold harmless (including advancement of expenses) the current and former directors and officers of the Company in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided in the certificate of incorporation, by-laws and other organizational documents of the Company in effect on the date of the Merger Agreement; provided, that such indemnification will be subject to any limitation imposed from time to time under applicable law. Unless made by a court, any determination as to whether a person seeking indemnification has met any applicable legal standard for indemnification will be made by a committee consisting of at least two of Parent's independent directors. The Merger Agreement also provides that, as of the Effective Time, the provisions regarding indemnification of officers and directors contained in the certificate of incorporation of the Surviving Corporation is to conform to similar provisions presently contained in the Company's certificate of incorporation.

  The Company will purchase, effective on the Offer Closing Date, a "run-off" insurance policy of the Company's current directors' and officers' insurance and indemnification policy with the maximum aggregate limit of liability that can be obtained for a premium of $150,000 covering claims that may be made during a period of six years after the Offer Closing Date against those who are directors and officers of the Company prior to the Effective Time for events occurring on or prior to the Effective Time, with retention and co-insurance amounts no greater than the minimum amounts required by Delaware state law. Such policies may be subject to such customary conditions and exclusions.

  In the event the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of the foregoing paragraph, proper provision will be made so that the successors and assigns of Parent and the Surviving Corporation assume the obligations set forth above; provided that, in the case of any such assignment by Parent or the Surviving Corporation, Parent and the Surviving Corporation will remain liable for all of their respective obligations as set forth above.

  Conditions to Obligations of all Parties to Merger Agreement. The respective obligations of each of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction of the following conditions:

    (a) if required by the DGCL, the Merger Agreement and the Merger shall have been approved and adopted by the stockholders of the Company; provided, that no party breaching the covenants contained in the Merger Agreement related to any meeting of the Company's stockholders will have the right to assert the failure of this condition;

    (b) Merger Sub shall have accepted for payment and paid for all of the Shares tendered pursuant to the Offer; provided, that neither Parent nor Merger Sub will be entitled to assert the failure of this condition if Merger Sub materially breaches its obligations under the Merger Agreement with respect to the tender offer or fails to purchase the Shares pursuant to the Offer in breach of its obligations under the Merger Agreement; and

    (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

  Conditions to Obligations of Merger Sub. See Section 15, "Certain Conditions to Merger Sub's Obligations."

  Termination. The Merger Agreement may be terminated and the Offer and the Merger abandoned at any time prior to the Offer Closing Date or the Effective Time as set forth below (notwithstanding approval of the Merger Agreement by the stockholders of the Company):

    (a) prior to the Effective Time, by mutual written agreement of Parent and the Company (after the Offer Closing Date, subject to the approval of the Continuing Directors) for any reason; or

    (b) prior to the Effective Time, by either the Company or Parent, if:

      (i) there is any law or regulation of any competent authority that makes consummation of the Merger illegal or otherwise prohibited or if a court of competent jurisdiction or governmental entity issues a non-appealable final order, decree or ruling or takes any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger; or

      (ii) at any meeting of the stockholders of the Company called for the purpose of approving the Merger, the Merger Agreement and the transactions contemplated thereby (including any adjournment or postponement thereof), if required, the approval of the Company's stockholders is not obtained (provided that the right to terminate shall not be available to Parent if it has failed to vote Shares purchased by it at such meeting); or

    (c) prior to the Offer Closing Date, by Parent if:

      (i) (A) the representations and warranties of the Company set forth in the Merger Agreement (without giving effect to any materiality limitations contained therein) fail to be true and correct on a given date as though made on and as such date (except for representations and warranties made as of a specified date, which fail to be so true and correct as of such date) and the failure of such representations and warranties to be so true and correct in the aggregate has a Material Adverse Effect on the Company, or (B) the Company fails to perform or comply in all material respects with its obligations, agreements or covenants contained in the Merger Agreement, which failure is not curable or, if curable, is not cured by the earlier of (x) 15 calendar days after written notice of such failure is given to the Company and
    (y) March 1, 2002;

      (ii) (A) the Offer expires or is withdrawn or terminated without any Shares being purchased thereunder, whether or not the Offer has commenced, or (B) if no Shares have been purchased thereunder on or prior to December 31, 2001; provided, however, that Parent's right to terminate the Merger Agreement will not be available if either Parent or Merger Sub is in material breach of the Merger Agreement and such breach has been the proximate cause of the failure of the Offer to be consummated; or

      (iii) the Company's Board of Directors (i) withdraws or modifies in a manner adverse to Parent or Merger Sub (including by amendment of the Schedule 14D-9) its approval of the Merger Agreement or the transactions contemplated thereby or its recommendations as contained therein, (ii) recommends an Acquisition Proposal or (iii) adopts any resolution to effect any of the foregoing; or

    (d) by the Company if:

      (i) prior to the Offer Closing Date, (A) the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement (without giving effect to any materiality limitations contained therein) fail to be true and correct on a given date as though made on and as such date (except for representations and warranties made as of a specified date, which fail to be so true and correct as of such date) and the failure of such representations and warranties to be so true and correct in the aggregate materially impairs Parent's and Merger Sub's ability to consummate the Offer and the Merger or (B) either Parent or Merger Sub fails to perform or comply in all material respects with its obligations, agreements or covenants contained in the Merger Agreement, which failure is not curable or, if curable, is not cured by the earlier of (x) 15 calendar days after written notice of such failure is given to Parent or Merger Sub and (y) March 1, 2002;

      (ii) prior to the Effective Time and prior to the adoption of the Merger Agreement by the Company's stockholders at any meeting called for such purpose, the Board of Directors of the Company approves, and the Company enters into, a definitive agreement providing for the implementation of a Superior Proposal; but only if prior to termination
    (A) the Company is not then in breach of its obligations under "-- Acquisition Proposals" above, (B) the Company's Board of Directors has authorized the Company, subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company has notified Parent in writing that it intends to enter into such an agreement, (C) during the ten business day period after the Company's notice: (1) the Company has offered to negotiate with, and, if accepted, negotiated in good faith with Parent to attempt to make such adjustments in the terms and conditions of the Merger Agreement as would enable the Company to proceed with the Merger and (2) the Board of Directors of the Company has concluded, after considering the results of such negotiations and the revised proposals made by Parent, if any, that any Superior Proposal giving rise to the Company's notice continues to be a Superior Proposal; (D) such termination is within five business days following the ten business day period referred to above, and (E) no termination pursuant to this paragraph will be effective unless the Company simultaneously makes the payment of the Termination Fee (as defined below) and certain expenses of Parent and Merger Sub as described in detail below; or

      (iii) prior to the Offer Closing Date, (A) the Offer expires or is withdrawn or terminated without any Shares being purchased thereunder or (B) if no Shares have been purchased thereunder on or prior to December 31, 2001; provided, however, that the Company's right to terminate the Merger Agreement will not be available to the Company if it is in material breach of the Merger Agreement and such breach has been the proximate cause of the failure of the Offer to be consummated.

  Fees and Expenses. If the Offer is not consummated, the Merger Agreement provides that all fees and expenses (including legal, accounting and investment banking fees and expenses) incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees and expenses. If the Merger is consummated, Parent will be responsible for (i) all of the Company's fees and expenses (including legal, accounting and investment banking fees and expenses) up to a maximum of $750,000 and (ii) the insurance premium described under "--The Merger Agreement--Indemnification" above, and Volt will be responsible for all fees and expenses incurred by it as well as all fees and expenses incurred by the Company in excess of $750,000. See Section 13, "The Transaction Documents--The Volt Stockholder's Agreement--Fees and Expenses."

  Upon termination of the Merger Agreement by the Company pursuant to paragraph (d)(ii) or by Parent pursuant to paragraph (c)(iii) above, the Company will reimburse Parent for actual, documented out-of-pocket expenses of Parent and Merger Sub incurred in connection with the Merger Agreement and the transactions contemplated thereby (including, but not limited to, fees and expenses of Parent's counsel, accountants and financial advisors) in an aggregate amount not to exceed $350,000.

  In addition, the Company will pay Parent $1,486,030 (the "Termination Fee") if: (1) the Merger Agreement is terminated by the Company pursuant paragraph
(d)(ii) above or by Parent pursuant to paragraph (c)(iii) above or (2) the Merger Agreement is terminated by Parent pursuant to paragraph (c)(i) above and on or prior to the 180th day after the date of termination the Company enters into a definitive agreement providing for an Acquisition Proposal in which the amount to be received with respect to each Share equals or exceeds the Offer Consideration (a "Qualified Acquisition") and on or prior to the first anniversary of the date of termination, such Qualified Acquisition is consummated.

  Amendments, Extensions and Waivers. Subject to applicable law, the Merger Agreement may be amended by the parties thereto by a written agreement signed by all such parties upon action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time (subject to the vote of Continuing Directors under certain circumstances as outlined above); provided, however, that after obtaining approval of the Merger Agreement from the Company's stockholders (if necessary), no amendment may be made which by law requires further approval by such stockholders without such approval. At any time prior to the Effective Time, any party to the Merger Agreement may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement,
(ii) waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and (ii) waive compliance with any of the agreements or conditions for the benefit of such party contained in the Merger Agreement.

The Stockholders' Agreement

  Concurrently with the execution and delivery of the Merger Agreement, Parent and Merger Sub entered into a Stockholders' Agreement with the Company and executive officers and directors of the Company (the

"Minority Stockholders"). As of September 25, 2001, the Minority Stockholders held an aggregate of 600 Shares and, based on information provided to Parent by the Company, also held options, warrants or other securities convertible into or exercisable for an aggregate of 75,000 additional Shares.

  Tender of Shares. Each Stockholder agreed to validly tender (and not to withdraw) pursuant to and in accordance with the terms of the Offer (i) not later than the fifth business day after commencement of the Offer all of the Shares beneficially owned by him or it that are not subject to unexercised options on the date of the Stockholders' Agreement, and (ii) as soon as practicable but in no event later than the date on which the initial offering period (not including any extensions thereof) of the Offer is originally scheduled to expire, any additional Shares which such stockholder comes to beneficially own after the date of the Stockholders' Agreement and prior to the termination of the Offer.

  Voting. Each Minority Stockholder has agreed that, until the first to occur of the Effective Time and termination of the Merger Agreement in accordance with its terms, at any meeting of holders of the Company Common Stock or in connection with any written consent of such holders, such Minority Stockholder will appear at such meeting in person or by proxy or execute any written consent and otherwise vote or cause to be voted all Shares beneficially owned by him (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each other action contemplated by the Merger Agreement and the Stockholders' Agreement and each other action required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Stockholders' Agreement; and (iii) except as otherwise agreed to in writing in advance by Parent, against (other than the Merger and the transactions contemplated by the Merger Agreement) (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries, (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries, (C) (1) any change in a majority of the persons who constitute the board of directors of the Company;
(2) any change in the capitalization of the Company or any amendment of the Company's certificate of incorporation or by-laws; (3) any other material change in the Company's corporate structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses (C)
(1), (2) or (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Stockholders' Agreement and the Merger Agreement. Also, each Minority Stockholder has granted a proxy to Parent to vote the Shares beneficially owned by him at any meeting of stockholders or with respect to any action of the stockholders by written consent solely with respect to the matters set forth above; provided, that in no event does Parent have the right to vote against the Merger, to reduce the Offer Consideration or otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any of its stockholders under the Offer or the Merger or reduce the obligations of Parent thereunder. The foregoing proxy revokes any prior proxy granted by the Minority Stockholders with respect to their Shares.

  Restrictions on Transfer. Except as required by the Stockholders' Agreement, no Minority Stockholder may, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition (except for the exercise of outstanding options) of, any or all of such Minority Stockholder's Shares or outstanding options to purchase Shares or any interest therein, (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, or (iii) take any action that would make any representation or warranty of such Minority Stockholder contained in the Stockholders' Agreement untrue or incorrect or have the effect of preventing or disabling such Minority Stockholder from performing its obligations under the Stockholders' Agreement.

  No Solicitation. The Minority Stockholders agreed not to, in his capacity as such, directly or indirectly (except to the extent permitted under the Merger Agreement) solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Parent or its affiliates) with respect to the Company that constitutes an Acquisition Proposal. If any Minority Stockholder receives any such inquiry or proposal, then such Minority Stockholder must promptly inform Parent and Merger Sub of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making such proposal. Each Minority Stockholder also agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the time of the Stockholders' Agreement with respect to any of the foregoing (except to the extent permitted under the Merger Agreement).

  Representations and Warranties. The Minority Stockholders made customary representations and warranties to Parent and Merger Sub, including with respect to (i) their record or beneficial ownership of, and right to vote and dispose of, the Shares held by him, (ii) their power and authority to execute and deliver the Stockholders' Agreement without obtaining third-party consents, (iii) the noncontravention and nonviolation of other agreements of the Minority Stockholders and of judgments, decrees, orders and laws applicable to them, (iv) the valid, binding and enforceable effect of the Stockholders' Agreement as to them, and (v) the Shares being free of all other liens, claims, voting or disposition arrangements or other encumbrances. Parent and Merger Sub made customary representations and warranties to the Minority Stockholders, including with respect to (i) their due organization, existence and good standing under the laws of the State of Delaware, (ii) their power and authority to execute and deliver the Stockholders' Agreement without obtaining third-party consents, (iii) the noncontravention and nonviolation of the other agreements of the Parent and Merger Sub and of judgments, decrees, orders and laws applicable to them and (iv) the valid, binding and enforceable effect of the Stockholders' Agreement as to Parent and Merger Sub.

  Appraisal Rights. Each Minority Stockholder has waived any rights of appraisal or rights to dissent from the Merger that such Minority Stockholder may have.

The Volt Stockholder's Agreement

  Concurrently with the execution and delivery of the Merger Agreement, Parent and Merger Sub also entered into a Stockholder's Agreement with the Company and Volt. As of September 25, 2001, Volt held an aggregate of 3,400,100 Shares. Based on information provided to Parent by the Company and Volt, Volt held no options, warrants or other securities convertible into or exercisable for any additional Shares.

  Tender of Shares. Volt agreed to validly tender (and not to withdraw) pursuant to and in accordance with the terms of the Offer (i) not later than the fifth business day after commencement of the Offer all of the Shares beneficially owned by it on the date of the Volt Stockholder's Agreement, and
(ii) as soon as possible but in no event later than the date on which the Offer is scheduled to expire (including any extensions), any additional Shares which it comes to beneficially own after the date of the Volt Stockholder's Agreement and prior to the termination of the Offer.

  Voting. Volt has agreed that, until the first to occur of the Effective Time and termination of the Merger Agreement in accordance with its terms, at any meeting of holders of Company common stock or in connection with any written consent of such holders, it will appear at such meeting in person or by proxy or execute any written consent and otherwise vote or cause to be voted all Shares beneficially owned by it (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each other action contemplated by the Merger Agreement and the Volt Stockholder's Agreement and each other action required in furtherance thereof, (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Volt Stockholder's Agreement, and (iii) except as otherwise agreed to in writing in advance by Parent, against (other than the Merger and the transactions contemplated by the Merger Agreement) (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C) (1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the capitalization of the Company or any amendment of the Company's certificate of incorporation or by-laws; (3) any other material change in the Company's corporate structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses (C) (1), (2) or

(3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Volt Stockholder's Agreement and the Merger Agreement. Also, Volt has granted a proxy to Parent to vote the Shares beneficially owned by it at any meeting of stockholders or with respect to any action of the stockholders by written consent solely with respect to the matters set forth above; provided, that in no event does Parent have the right to vote against the Merger, to reduce the Offer Consideration or otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any of its stockholders under the Offer or the Merger or reduce the obligations of Parent thereunder. The foregoing proxy revokes any prior proxy granted by Volt with respect to its Shares.

  Restrictions on Transfer. Except as required by the Volt Stockholder's Agreement, Volt may not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of Volt's Shares or any interest therein, (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, or (iii) take any action that would make any representation or warranty of Volt contained in the Volt Stockholder's Agreement untrue or incorrect or have the effect of preventing or disabling Volt from performing such its obligations under the Volt Stockholder's Agreement.

  No Solicitation. Volt agreed not to, in its capacity as a stockholder of the Company, directly or indirectly (except to the extent permitted under the Merger Agreement) solicit (including by way of furnishing information) or respond to any inquiries or the making of any proposal by any person or entity (other than Parent or its affiliates) with respect to the Company that constitutes an Acquisition Proposal. If Volt receives any such inquiry or proposal, then it must promptly inform Parent and Merger Sub of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making such proposal. Volt also agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the time of the Volt Stockholder's Agreement with respect to any of the foregoing (except to the extent permitted under the Merger Agreement).

  Representations and Warranties. Volt made customary representations and warranties to Parent and Merger Sub, including with respect to (i) its record or beneficial ownership of, and right to vote and dispose of, its Shares, (ii) its power and authority to execute and deliver the Volt Stockholder's Agreement without obtaining third-party consents, (iii) the noncontravention and nonviolation of the other agreements of Volt and of judgments, decrees, orders and laws applicable to it, (iv) the valid, binding and enforceable effect of the Volt Stockholder's Agreement, and (v) its Shares being free of all other liens, claims, voting or disposition arrangements or other encumbrances. Parent and the Merger Sub made customary representations and warranties to Volt, including with respect to (i) their due organization, existence and good standing under the laws of the State of Delaware, (ii) their power and authority to execute and deliver the Volt Stockholder's Agreement without obtaining third-party consents, (iii) the noncontravention and nonviolation of the other agreements of Parent and Merger Sub and of judgments, decrees, orders and laws applicable to them, and (iv) the valid, binding and enforceable effect of the Volt Stockholder's Agreement as to Parent and Merger Sub.

  Appraisal Rights. Volt has waived any rights of appraisal or rights to dissent from the Merger that it may have.

  Option. Volt granted Parent an irrevocable option (the "Volt Option"), exercisable only if the Merger Agreement is terminated as set forth in paragraph (c)(iii) or (d)(ii) above under "--The Merger Agreement-- Termination," to purchase one-third of the Shares held by Volt on the date of the Volt Stockholders' Agreement (rounded down to the nearest whole Share) at an exercise price per share equal to the Offer Consideration. The Volt Option will become exercisable, in the case of any Acquisition Proposal structured as a tender offer, beginning at 9:00 a.m. on the business day immediately preceding the date such tender offer is initially scheduled to expire, or, in the case of any Acquisition Proposal not structured as a tender offer, beginning at 9:00 a.m. on the business day immediately preceding the day any meeting of the Company's stockholders is scheduled to be held to consider such Acquisition Proposal (or if action is being taken by written consent, the effective date of such written consent). The Volt Option will terminate upon the first to occur of (i) the consummation of the transaction relating to the Acquisition Proposal which led to the termination of the Merger Agreement as set forth above, (ii) in the case of an Acquisition Proposal structured as a tender offer, the later of the time which is exactly six hours prior to the time at which the offering period for such tender offer is scheduled to expire or the time which is exactly six hours prior to the time at which the last extension period of such tender offer is scheduled to expire, (iii) in the case of an Acquisition Proposal not structured as a tender offer, the time which is exactly six hours prior to the time of any scheduled stockholder meeting called for the purpose of voting on such Acquisition Proposal (or, if later, any adjournment thereof) or the signing by Volt of the action taken by written consent and (iv) the first anniversary of the termination of the transaction relating to the Acquisition Proposal which led to the termination of the Merger Agreement (in any case, the "Option Termination Time").

  Volt may not, from the date of the termination of the Merger Agreement as set forth above through and including the Option Termination Time (i) tender or agree to tender any of the Shares subject to the Volt Option to any third party (other than Parent, Merger Sub or their respective assignees) or (ii) in connection with any Acquisition Proposal, vote, agree to vote, grant any proxy or power of attorney to vote, deposit into a voting trust or enter into a voting agreement with respect to any Shares subject to the Volt Option except for, with, by or on behalf of Parent, Merger Sub or their respective assignees unless Volt has first complied with the provisions of the Volt Stockholder's Agreement and Parent has allowed the Volt Option to expire without delivering a notice of exercise thereof.

  If Parent desires to exercise the Volt Option in connection with an Acquisition Proposal structured as a tender offer, the option exercise notice delivered by Parent must contain specific instructions directing Volt to either tender or not tender the Shares subject to the Volt Option to the person or group making the Acquisition Proposal (the "Tender Instructions"). In the event the Tender Instructions direct Volt to tender the Shares subject to the Volt Option in connection with an Acquisition Proposal structured as a tender offer, Volt is required tender all of such Shares in a timely manner and in accordance with the terms and conditions of the tender offer and is required, subject to its receipt of the aggregate option exercise price, to remit all funds received by it in connection with such tender to Parent within one business day of receipt thereof. If the Acquisition Proposal is not structured as a tender offer, the exercise notice delivered by Parent must contain specific instructions (the "Voting Instructions") directing Volt how to vote (for, against or abstain) the Shares subject to the Volt Option at any meeting of the Company's stockholders called for the purpose of voting on such Acquisition Proposal and any matters related to such Acquisition Proposal (or in connection with any written consent of the Company's stockholders for such purpose). Subject to its receipt of the option exercise price, Volt will, at any such meeting of the Company's stockholders, however called, or in connection with any written consent of stockholders related to the Acquisition Proposal, appear at the meeting (or execute any such written consent) and otherwise cause the Shares subject to the Volt Option to be counted for establishing a quorum and vote (or cause to be voted) such Shares in accordance with the Voting Instructions.

  As security for Volt's obligations as set forth above, Volt has granted to Parent, effective upon its receipt of the aggregate option exercise price, a proxy to vote the Shares subject to the Volt Option solely as to the matters to be voted upon by the Company's stockholders at any meeting of the Company's stockholders called for the purpose of voting on any Acquisition Proposal. Volt revoked any proxy previously granted by it with respect to the Shares subject to the Volt Option.

  Fees and Expenses. If the Merger is not consummated, Volt, Parent and Merger Sub agreed that all fees and expenses incurred by them in connection with the Merger Agreement, the Transaction Option Agreement, the Volt Stockholder's Agreement and the transactions contemplated thereby will be the responsibility of and paid by the party incurring such fees and expenses. If the Merger is consummated, (i) Parent agreed that it will be responsible for and pay all fees and expenses incurred by it, as well as any legal, accounting and investment banking fees and expenses incurred by the Company (the "Company Expenses") in connection with the Merger Agreement, the Transaction Option Agreement, the Volt Stockholder's Agreement and the transactions contemplated thereby, up to an aggregate amount not to exceed $750,000, and (ii) Volt agreed that it will be responsible for and will pay all fees and expenses incurred by it, as well as all Company Expenses in excess of $750,000 incurred in connection with the Merger Agreement, the Transaction Option Agreement, the Volt Stockholder's Agreement and the transactions contemplated thereby. Such excess Company Expenses will be paid by Volt to Parent immediately prior to the Effective Time.

The Transaction Option Agreement

  Concurrently with the execution and delivery of the Merger Agreement, Parent and the Company entered into the Transaction Option Agreement, pursuant to which the Company granted Parent an irrevocable option, exercisable from time to time, to purchase from the Company up to a number of shares equal to 19.9% of the total shares of Company common stock issued and outstanding immediately prior to the exercise of the option (before giving effect to the exercise of the option) at a per share exercise price equal to the Offer Consideration if, after giving effect to the exercise of the option and as a result of such exercise, the number of Shares then owned by Parent and Merger Sub would represent at least 90% of the Shares outstanding on a fully-diluted basis. The Transaction Option Agreement will terminate upon the earlier of the Effective Time or termination of the Merger Agreement for any reason.

  In the event of any change in, or distributions in respect of, Company common stock by reason of stock dividends, splits, mergers (other than the Merger), recapitalizations, combinations, subdivisions, conversions, exchanges of shares or other similar transactions, then that which is then purchasable upon exercise of the foregoing option will be appropriately adjusted so that Parent will receive upon exercise of the foregoing option and payment of the aggregate option exercise price the number and class of shares or other securities or property (including cash) that Parent would have owned or been entitled to receive after the happening of any of the events described above if the option had been exercised immediately prior to such event, or the record date therefor, as applicable. Whenever the number of shares of Company common stock subject to the foregoing option is so adjusted, the option exercise price will be appropriately adjusted in such manner as will fully preserve the economic benefits provided under the Transaction Option Agreement and proper provision will be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Company's obligations thereunder.

Lease Agreement

  Concurrently with the execution of the Merger Agreement, the Company entered into a lease (the "Lease") with Volt Realty Two, Inc., a Nevada corporation and a wholly-owned subsidiary of Volt, as landlord (the "Landlord"), for the property located at 1050 Rancho Conejo Boulevard, Thousand Oaks, California 91320 (the "Premises"), which is the current site of the Company's headquarters and main manufacturing facility. The Lease term (the "Term") will become effective and commence upon the earlier to occur of (i) the Offer Closing Date and (ii) the Effective Time, and the Term will end on December 31, 2002, subject to the Company's right to extend the original Term on the same terms, conditions, covenants and agreements as are contained in the Lease for two successive periods of three months each. Under the terms of the Lease, the Company will pay rent at the current annual rate of $776,304.00, payable monthly in equal installments. The Company will be responsible for the payment of all real estate taxes imposed on the Premises and all utilities and services which are provided to the Company at its request during the Term. Under the terms of the Lease, the Company will be required to maintain the Premises and all improvements thereon in as good condition as the first date of the Term, except for (w) reasonable wear and tear, (x) damage by fire or other casualty, (y) eminent domain and (z) damage caused by the negligence or willful misconduct of the Landlord, its agents, employees and contractors, and except with respect to structural items and systems replacements, which will be the responsibility of the Landlord. During the Term and for a period of six years thereafter, the Company must secure and carry (a) a policy of commercial general liability insurance covering the Company on a claims-made basis in an amount not less than $5,000,000 for claims based on bodily injury (including death), personal injury and property damage relating to the Premises, which policy must identify Landlord as an additional insured and contain a cross-liability endorsement, and (b) a policy of insurance covering all of the Company's furniture, equipment, trade fixtures, supplies and personal property located within the Premises for direct risk of physical loss in an amount and value not less than one hundred percent of their full replacement value with a $100,000 deductible. The Landlord will be required to secure and carry insurance policies covering all buildings located on the Premises for risk of physical loss (including earthquake coverage) in an amount equal to 100% of the full replacement value of such buildings and any improvements therein with a commercially reasonable deductible and covering loss of rent for up to one year; provided, that the Company is required to reimburse Landlord for the cost of such insurance policies. The Lease has been entered into on substantially the same economic terms as those contained in the existing lease for the Premises between Landlord and the Company.

14. DIVIDENDS AND DISTRIBUTIONS.

  For a discussion of the restrictions imposed by the Merger Agreement on the ability of the Company and its subsidiaries to pay dividends or make distributions, see Section 13, "The Transaction Documents--The Merger Agreement--Conduct of the Company's Business Pending Merger."

15. CERTAIN CONDITIONS TO MERGER SUB'S OBLIGATIONS.

  Merger Sub will not be obligated to accept for payment or, subject to Rule 14e-l(c) under the Exchange Act and other applicable rules and regulations of the SEC, to pay for any Shares tendered, may postpone the acceptance for payment any Shares tendered and may terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) if, by the expiration of the Offer (as it may be extended) (i) the Minimum Tender Condition is not satisfied (ii) any regulatory approvals required by any governmental authority have not been obtained, or (iii) at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, any Shares any of the following conditions shall have occurred and continues to exist as of the scheduled expiration date of the Offer (as it may be extended), unless the failure of such conditions are the result of a material breach by Parent or Merger Sub of any of their obligations under the Merger
Agreement:

    (A) there has been threatened by any governmental authority, instituted or pending any action, proceeding, review, investigation, application or counterclaim by or before any court or governmental authority (other than actions, proceedings, applications or counterclaims filed or initiated by or on behalf of Parent or Merger Sub or any of their affiliates), which (1) seeks to challenge the acquisition by Merger Sub of the Shares, restrain, prohibit or delay the making or consummation of the Offer or the Merger or any other merger or business combination involving Merger Sub or any of its affiliates and the Company or any of its subsidiaries, prohibit the performance of any of the contracts or other agreements entered into by Parent, Merger Sub or any of their affiliates in connection with the acquisition of the Company or the Shares, or obtain any damages in connection with any of the foregoing, (2) seeks to make the purchase of or payment for, some or all of the Shares pursuant to the Offer, the Merger or otherwise, illegal, (3) seeks to impose limitations on the ability of Merger Sub or the Company or any of their respective affiliates or subsidiaries effectively to acquire or hold, or requiring Merger Sub, the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any portion of the assets or the business of Merger Sub or its affiliates or the Company or its subsidiaries, or impose limitations on the ability of Merger Sub, the Company or any of their respective affiliates or subsidiaries to continue to conduct, own or operate all or any portion of their businesses and assets as heretofore conducted, owned or operated, (4) seeks to impose or may result in material limitations on the ability of Merger Sub or any of its affiliates to exercise full rights of ownership of the Shares purchased by them, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the stockholders of the Company, or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company, (5) is reasonably likely to result in a material diminution in the benefits expected to be derived by Parent and Merger Sub as a result of the transactions contemplated by the Offer, including the Merger, or (6) seeks to impose voting, procedural, price or other requirements in addition to those under DGCL and federal securities laws (each as in effect on the date of the Offer to Purchase) or any material condition to the Offer that is unacceptable (in its reasonable judgment) to Parent and Merger Sub; or

    (B) there has been proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger by any domestic, foreign or supranational government or any governmental, administrative or regulatory authority or agency or by any court or tribunal, domestic, foreign or supranational, any statute, rule, regulation, judgment, decree, order or injunction that might, directly or indirectly, result in any of the consequences referred to in clauses (1) through (6) of paragraph (A) above; or

    (C) there has occurred (1) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market in the United States (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index) for a continuous period of four days, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) any material limitation (whether or not mandatory) by any U.S. or foreign governmental entity on the extension of credit by banks or other lending institutions in the United States, (4) a commencement of a war or armed hostilities or other national calamity directly involving the United States and Parent has determined that there is a reasonable likelihood that such event would have a material adverse significance to Parent, Parent's subsidiaries, the Company or the Company's subsidiaries, or (5) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof; or

    (D) the representations and warranties of the Company contained in the Merger Agreement (without giving effect to any materiality limitations contained therein) fail to be true and correct (except for representations and warranties made as of a specified date, which fail to be so true and correct as of such date) and the failure of such representations and warranties to be so true and correct in the aggregate has a Material Adverse Effect on the Company; or

    (E) the obligations of the Company contained in the Merger Agreement have not been performed or complied with in all material respects by the Company; or

    (F) the Merger Agreement has been terminated in accordance with its terms; or

    (G) the Company's Board of Directors (1) has withdrawn or modified in a manner adverse to Parent or Merger Sub (including by amendment of the Schedule 14D-9) its approval of the Merger Agreement or the transactions contemplated thereby or its recommendations contained in Schedule 14d-9,
  (2) has recommended an Acquisition Proposal or (3) has adopted any resolution to effect any of the foregoing; or

    (H) a Material Adverse Change in the Company has occurred;

in any such case, which, in the reasonable judgment of Merger Sub and regardless of the circumstances (including any action or inaction by Parent or Merger Sub other than any action or inaction by Parent or Merger Sub constituting a breach of the Merger Agreement) giving rise to any condition, makes it inadvisable to proceed with such acceptance for payment or payments.

16. CERTAIN REGULATORY AND LEGAL MATTERS.

  Except as described in this Section 16, based on a review of publicly available filings made by the Company with the SEC and other publicly available information concerning the Company, as well as certain representations made to Parent and Merger Sub in the Merger Agreement by the Company, neither Parent nor Merger Sub is aware of any material pending legal proceedings relating to the Offer, nor of any regulatory requirements which must be complied with or regulatory approvals which must be obtained in connection with the Offer, in each case which would be material to a stockholder's decision whether to sell, tender or hold Shares. Should compliance with any such regulatory requirement or the obtaining of any such regulatory approval be required, Parent and Merger Sub currently contemplate that they would seek to comply with such requirement or obtain such permit, except as described below under "--State Takeover Laws," but Merger Sub does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to Merger Sub's right to decline to purchase Shares if any of the Offer Conditions have been satisfied. There can be no assurance that, if necessary, any such requirement would be complied with or approval be obtained, or would be complied with or obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such requirement was not complied with or approval obtained, and in certain such events Merger Sub could decline to accept for payment, or pay for, any Shares tendered. See
Section 15, "Certain Conditions to Merger Sub's Obligations."

  Stockholder Litigation. The Company is not currently involved in any stockholder litigation.

  Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1973, as amended, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. Based upon an examination of publicly made available information and information provided by the Company, Parent and Merger Sub do not believe that the acquisition of Shares pursuant to the Offer or the Merger is subject to such requirements.

  There may be similar antitrust requirements in other jurisdictions. For example, Parent and Merger Sub have made or will be making antitrust filings or notifications with certain foreign governments or instrumentalities thereof in order to comply with their antitrust laws in connection with the Offer and the Merger, including filings or notifications in Austria, Germany, Italy, Spain and Brazil. Parent and Merger Sub do not believe that such filings and notifications or compliance with the antitrust laws of such jurisdictions will materially delay or prevent the consummation of the Offer or the Merger.

  The FTC, the Antitrust Division or similar instrumentalities of foreign governments, including those described above, may scrutinize the legality under their respective antitrust laws of transactions such as the Offer and the Merger. At any time before or after the purchase by Merger Sub of Shares pursuant to the Offer, any of the foregoing instrumentalities could take such action under their respective antitrust laws as they deem necessary or desirable, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Merger Sub or the divestiture of substantial assets of Parent, Merger Sub, the Company or their respective subsidiaries. In addition, private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of publicly available information, and information provided to Parent and Merger Sub by the Company relating to the businesses in which the Company and its subsidiaries are engaged throughout the world, Parent and Merger Sub have determined that the Company and Parent both conduct similar businesses in certain geographic areas, both in the U.S. and internationally. Although Parent and Merger Sub believe that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws of any such jurisdiction, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, what the outcome will be. See Section 15, "Certain Conditions to Merger Sub's Obligations."

  Federal Reserve Board Regulations. Federal Reserve Board Regulations T, U and X place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Because no borrowings secured by margin stock will be made in order to finance the Offer, Parent and Merger Sub believe that such regulations are not applicable to the Offer.

  State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, the "business combination" is approved by the Board of Directors of such corporation prior to such date. The board of directors of the Company and the Special Committee have approved the Offer and the Merger. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

  A number of states have adopted laws and regulations that purport, in varying degrees, to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Parent and Merger Sub do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer or the Merger, and, except as set forth above with respect to Section 203 of Delaware Law, Parent and Merger Sub have not attempted to comply with any state antitakeover statute or regulation. If any other such laws are so applicable, Parent, Merger Sub and the Company have agreed in the Merger Agreement that they and their respective board of directors will grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement, the Transaction Option Agreement, the Offer and the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. Subject to the foregoing requirement under the Merger Agreement, should any person seek to apply any state takeover law, Parent and Merger Sub reserve the right to take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings, and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Parent and/or Merger Sub might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, Merger Sub might be unable (pursuant to such laws or an injunction ordered thereunder) to accept for payment, or pay for, any Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer and the Merger. In such case, Merger Sub may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 15, "Certain Conditions to Merger Sub's Obligations."

17. FEES AND EXPENSES.

  Except as described in this Section 17, neither Merger Sub nor Parent: (i) will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer or (ii) has directly or indirectly employed, retained or agreed to compensate any person to make solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding material to their customers.

  Parent has retained Innisfree M&A Incorporated as Information Agent and The Bank of New York as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services and reimbursement for their out-of-pocket expenses in the Offer. The Depositary and the Information Agent will also be indemnified by Merger Sub against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

18. MISCELLANEOUS.

  Neither Parent nor Merger Sub is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would be prohibited by administrative or judicial action pursuant to any valid state statute. If Parent or Merger Sub becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto in such state, Merger Sub will make a good faith effort to comply with such statute. If, after such good faith effort, Parent and Merger Sub cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of Parent or Merger Sub other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by Merger Sub or Parent. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Parent or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

  Parent and Merger Sub have filed with the SEC the Schedule TO pursuant to
Section 14(d)(1) of the Exchange Act and Rule 14d-3(a)(1) thereunder, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the SEC the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable at the same places and in the same manner as set forth with respect to the Company in Section 8, "Certain Information Concerning the Company" (except that they may not be available at the regional offices of the SEC).

                                          AUTOLOGIC ACQUISITION CORP.

October 3, 2001

                                    ANNEX I

                       DIRECTORS AND EXECUTIVE OFFICERS
                    OF AGFA-GEVAERT, PARENT AND MERGER SUB

  The names and country of citizenship of the directors and executive officers of Agfa-Gevaert, Parent and Merger Sub, and their present principal occupations or employment and five-year employment history, are set forth below. Unless otherwise indicated, each individual has been employed by Agfa-Gevaert, Parent or Merger Sub, as the case may be, for the last five years. Except as otherwise noted, (i) the directors and executive officers of Agfa-Gevaert have a business address of Septestraat 27, B-2640 Mortsel, Belgium, with a business telephone number of +32 3 444 2111; (ii) the directors and executive officers of Parent have a business address of 100 Challenger Road, Ridgefield Park, New Jersey 07660, with a business telephone number of (201) 440-2500; and (iii) the directors and executive officers of Merger Sub have a business address of 100 Challenger Road, Ridgefield Park, New Jersey 07660, with a business telephone number of (201) 440-2500.

                               AGFA-GEVAERT N.V.

                                        Present Principal Occupation, or
                                     Employment with Agfa-Gevaert; Material
                       Country of                Positions Held
 Name                  Citizenship         During the Past Five Years
 ----                  -----------   --------------------------------------
 Andre Leysen.........   Belgium   Chairman since 1987; President of Board of
                                   Directors of Agfa-Gevaert AG since 1978;
                                   Chairman of Gevaert N.V. since 1985; Vice
                                   Chairman of BMW AG, an automobile
                                   manufacturer, from 1997 to 1998; Director
                                   of BMW AG from 1988 to 1997; Member of
                                   Advisory Board of Deutsche Bank AG, a
                                   financial services provider, from 1988 to
                                   1999; Vice Chairman of Supervisory Board
                                   of Dutch Phillips Electronics N.V., an
                                   electronics company, from 1983 to 1999;
                                   Director of Hapag-Lloyd AG, a transport
                                   and logistics services provider, from 1981
                                   to 1999.

 Hermann J. Strenger..   Germany   Vice Chairman since 2000; Director since
                                   1999; Chairman from 1999 to 2000; Chairman
                                   of the Board of Management of Bayer AG, a
                                   life sciences, polymer and specialty
                                   chemicals manufacturer, since 2001; Member
                                   of the Board of Management of Bayer AG
                                   since 1992.

 Ferdinand Chaffart...   Belgium   Director since 1999; Director and Chief
                                   Executive Officer of Generale Bank, a
                                   financial services provider, from 1991 to
                                   1998.

 Klaus-Peter Muller...   Belgium   Director since 1999; Chairman since 2001
                                   and Member of Board of Management of
                                   Commerzbank AG, a financial services
                                   provider, since 1992; Mr. Muller also
                                   currently serves as a director of numerous
                                   public and private companies worldwide.

 Andre Oosterlinck....   Belgium   Director since 1999; Rector of the
                                   University of Leuven, a private
                                   university, since 1995.

 Ludo Verhoeven.......   Belgium   Director since 1997; Chief Executive
                                   Officer and President of Board of
                                   Management since 2001; Vice Chairman of
                                   Board of Management from 1999 to 2001;
                                   Member of Board of Management since 1997;
                                   Director of Agfa-Gevaert AG since 1997.

 Werner Wenning.......   Germany   Director since 1997; Chief Financial
                                   Officer and Member of Board of Management
                                   of Bayer AG since 1997; Head of Corporate
                                   Planning and Control from 1996 to 1997.

                                            Present Principal Occupation, or
                                              Employment with Agfa-Gevaert;
                           Country of            Material Positions Held
 Name                      Citizenship         During the Past Five Years
 ----                      -----------      --------------------------------
 Andre Bergen............. Belgium         Director, Vice Chairman of Board
                                           of Management, Chief Financial
                                           Officer and Chief Administration
                                           Officer since 2000; Director and
                                           Member of Board of Management of
                                           Fortis Bank, financial services
                                           provider, from 1996 to 2000.

 Wout van der Kooij....... The Netherlands Director and Member of Board of
                                           Management since 2000; Director
                                           since 2000 and Member of Board of
                                           Management of Varta AG, a battery
                                           manufacturer, since 1987.

 Karel Van Miert.......... Belgium         Director since 2000; President of
                                           Nyenrode University, a private
                                           business school, since 2000;
                                           European Ambassador Competition
                                           Commissioner from 1993 to 1999.

 Dietrich von Kyaw........ Germany         Director since 2000; Ambassador of
                                           the German Federal Republic at the
                                           European Union from 1993 to 1999.

 Pol Bamelis.............. Belgium         Director since 2000; Director of
                                           Agfa-Gevaert AG since 2000; Member
                                           of Board of Management of Bayer AG
                                           from 1995 to 2000.

 Marc Elsermans........... Belgium         General Manager of Graphic
                                           Systems. Since 1996 Mr. Elsermans
                                           has held numerous positions,
                                           including Corporate Logistic
                                           Manager and Corporate Project
                                           Manager.

                                     PARENT

                                            Present Principal Occupation, or
                                            Employment with Parent; Material
                           Country of                Positions Held
 Name                      Citizenship         During the Past Five Years
 ----                      -----------      --------------------------------
 Andre Bergen............. Belgium         Director since 2000. See also
                                           description above.

 Heikki T. Koskimies...... Finland         Director, President and Chief
                                           Executive Officer since 2000;
                                           Managing Director, Agfa Gevaert
                                           Ltd. from 1996 to 1999.

 Edgard G. Rottie......... Belgium         Director, Executive Vice President
                                           and Chief Financial Officer since
                                           2000; Vice President Finance of
                                           Agfa Group from 1998 to 2000;
                                           Controller of Graphics Systems
                                           from 1997 to 1998.

 Ludo Verhoeven........... Belgium         Director since 2000. See also
                                           description above.

 Helge Wehmeier........... Germany         Director since 1999; President and
                                           Chief Executive Officer of Bayer
                                           Corporation since 1996.

 Robert S. Pryor.......... United States   Senior Vice President and
                                           President of Medical Imaging since
                                           2001; Vice President from 1996 to
                                           2001.

 Etienne J. Van Damme..... Belgium         Senior Vice President of Business
                                           Development and Strategic
                                           Marketing since 2000; Senior Vice
                                           President of Marketing and Sales,
                                           Graphic Systems from 1999 to 2000;
                                           Senior Vice President of Marketing
                                           and Sales, Electronic PrePress
                                           Systems from 1995 to 1999.

 Russell P. Spencer, Jr... United States   Senior Vice President, Electronic
                                           Prepress since 2000; Senior Vice
                                           President of Customer Support from
                                           1989 to 2000.

 Bing H. Liem............. United States   Senior Vice President and
                                           President of Consumer Imaging
                                           since 2000; Vice President of
                                           Independent Retail during 2000;
                                           Regional Sales Manager from 1997
                                           to 2000; Senior Marketing Manager
                                           from 1995 to 1997.

 Robert J. Stabler........ United Kingdom  Senior Vice President and
                                           President of Graphic Systems since
                                           2000; President of Consumer
                                           Imaging from 1999 to 2000;
                                           Director of B.G. Photo-Agfa U.K.
                                           from 1996 to 1998.

                                   MERGER SUB

                                          Present Principal Occupation, or
                                        Employment with Merger Sub; Material
                      Country of                   Positions Held
 Name                 Citizenship            During the Past Five Years
 ----                 -----------       ------------------------------------
 Edgard G. Rottie.... Belgium       Director, President and Treasurer since
                                    incorporation of Merger Sub. See also
                                    description above.

 Frederick J. Salek.. United States Secretary since incorporation of Merger
                                    Sub. Vice President, General Counsel and
                                    Corporate Secretary of Agfa Corporation
                                    since 1999; Vice President, Assistant
                                    General Counsel and Assistant Secretary of
                                    Bayer Corporation from 1996 to 1999.

 Robert K. Sarafian.. United States Assistant Secretary since incorporation of
                                    Merger Sub. Counsel and Assistant Secretary of Agfa Corporation since 1999; Counsel and
                                    Assistant Secretary of Bayer Corporation from 1993 to 1998.